UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Foster Wheeler AG

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FOSTER WHEELER AG

Lindenstrasse 10

6340 Baar

Switzerland

NOTICE OF AND INVITATION TO ATTEND THE EXTRAORDINARY GENERAL MEETING

OF SHAREHOLDERS TO BE HELD ON JULY 10, 2014

The Extraordinary General Meeting of Shareholders of Foster Wheeler AG, which we refer to as the Extraordinary General Meeting, will be held at our offices at Lindenstrasse 10, 6340 Baar, Switzerland, on July 10, 2014, at 2:00 p.m., Central European Time. Except as the context otherwise requires, “Foster Wheeler,” “we”, “our Company” and “us” as used in the attached proxy statement refers to Foster Wheeler AG.

The Extraordinary General Meeting is called to vote on the items listed in the agenda below, in connection with the exchange offer (which we refer to as the “Offer”) by AMEC plc (which we refer to as “AMEC”) to acquire all of the issued and to be issued registered shares, par value CHF 3.00 per share, of our Company (which we refer to as our “Shares”), pursuant to the terms, and subject to the conditions, of that certain Implementation Agreement dated 13 February 2014 by and between us and AMEC, as amended from time to time, including by that certain Deed of Amendment dated 28 May 2014 (which we refer to as the “Implementation Agreement”).

For a more complete description of the Implementation Agreement, the Offer and transactions contemplated thereby, see our Current Report on Form 8-K, filed on February 13, 2014 (including the complete text of the original Implementation Agreement, which is attached as Exhibit 2.1 thereto), and our Current Report on Form 8-K, filed on May 28, 2014 (including the complete text of the Deed of Amendment, which is attached as Exhibit 2.1 thereto). In addition, at the time the Offer is commenced, AMEC will file with the Securities and Exchange Commission (which we refer to as the “SEC”): (i) a registration statement on Form F-4, which will include a prospectus of AMEC in respect of the AMEC shares to be issued in the Offer, and (ii) a tender offer statement on Schedule TO (together with related documents, including a related letter of transmittal), and our Company will file with the SEC a Recommendation Statement on Schedule 14D-9 with respect to the Offer. These documents will contain important information about the Offer that should be read carefully before any decision is made with respect to the Offer.

Agenda of the Extraordinary General Meeting:

1.	Election of three directors effective as of the Election Effective Date

The Board of Directors proposes that Tarun Bafna, Samir Y. Brikho and Ian P. McHoul (whom we refer to as the “AMEC Nominees”) be individually elected as members of the Board of Directors (whom we refer to as the “directors”) for a term beginning upon the day on which the conditions to the Offer (other than conditions 7(i) and 7(ii) set forth on Schedule 5 to the Implementation Agreement) are satisfied or waived (which we refer to as the “Election Effective Date”), and expiring at our Annual General Meeting of Shareholders to be held in 2015.

Under the Implementation Agreement, the Offer closing is conditioned upon, among other things, either (i) the two current directors who are expected to continue as directors after the Offer closing entering into agreements with AMEC to act in accordance with AMEC’s instructions during the period between the Offer closing and their resignation or removal, or (ii) the AMEC Nominees being registered in the Swiss commercial register as directors. If all other conditions to the Offer closing and condition (i) above have been satisfied or waived on or before the Election Effective Date, the Offer closing shall take place on the Election Effective Date. If all other conditions to the Offer closing have been satisfied or waived but not condition (i) above, the Offer closing shall take place upon the satisfaction of condition (ii) above, which we expect to occur within three business days of the Election Effective Date, or its waiver.

2.	Election of Chairman of the Board of Directors effective as of the Election Effective Date

The Board of Directors proposes that Ian P. McHoul be elected as Chairman of the Board of Directors for a term beginning upon the Election Effective Date, described in greater detail in the attached proxy statement, and expiring at our Annual General Meeting of Shareholders to be held in 2015.

3.	Election of Members of the Compensation and Executive Development Committee of the Board of Directors effective as of the Election Effective Date

The Board of Directors proposes that Tarun Bafna, Samir Y. Brikho and Ian P. McHoul be individually elected as members of the Compensation and Executive Development Committee of the Board of Directors for a term beginning on the Election Effective Date, described in greater detail in the attached proxy statement, and expiring at our Annual General Meeting of Shareholders to be held in 2015.

4.	Amendments to Articles 8, 16 and 33 of our Articles of Association to revise transfer restrictions and voting limitations and to add new definitions

The Board of Directors proposes amending our Articles of Association to revise the transfer restrictions in article 8 paragraph 5 of our Articles of Association and the voting limitations in article 16 paragraph 5 of our Articles of Association, and to add new definitions in article 33 of our Articles of Association. The exact wording of the amended provisions of our Articles of Association can be found in the attached proxy statement, as well as at www.fwc.com/2014emmaterials.

5.	Other Business

The Extraordinary General Meeting will address any other matters that properly come before the Extraordinary General Meeting.

All holders of our Shares that are registered in our Share register with voting rights at the close of business on June 10, 2014 are entitled to vote at the Extraordinary General Meeting and any postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about June 12, 2014. Notice of the Extraordinary General Meeting will also be published in the Swiss Official Journal of Commerce.

Please date, sign and return the enclosed proxy card(s) in the enclosed envelope as promptly as possible or, if you hold your Shares through an intermediary such as a bank, broker or other nominee, vote your Shares by following the voting instructions you receive from your bank, broker or other nominee so that your Shares may be represented at the Extraordinary General Meeting and voted in accordance with your wishes.

Important note to shareholders: please date, sign and return all proxy cards that have been mailed to you to ensure that all of your Shares are represented at the Extraordinary General Meeting.

IMPORTANT NOTE REGARDING THE EXTRAORDINARY GENERAL MEETING

While closing of the Offer is conditioned on (among other things) approval of Agenda Items 1 and 4 at the Extraordinary General Meeting, shareholders should be aware that a vote in favor of Agenda Items 1 and/or 4 at the Extraordinary General Meeting is not a vote in favor of, or a tender of Shares into, the Offer.

The Offer has not commenced. At the time the Offer is commenced, AMEC will file with the SEC: (i) a registration statement on Form F-4, which will include a prospectus of AMEC in respect of the AMEC Shares to be issued in the Offer, and (ii) a tender offer statement on Schedule TO (together with related documents, including a related letter of transmittal), and we will file with the SEC a Recommendation Statement on Schedule 14D-9 with respect to the Offer. These documents will contain important information about the Offer that should be read carefully before any decision is made with respect to the Offer.

2

Admission to the Extraordinary General Meeting will be by admission ticket only. If you are a shareholder whose Shares are registered in the Share register as entitled to vote and plan to attend the meeting, please check the appropriate box on the proxy card. In all cases, retain the top portion of the proxy card as your admission ticket to the Extraordinary General Meeting. If you are a shareholder whose Shares are held through an intermediary, such as a bank, broker or other nominee, please follow the instructions in the attached proxy statement to obtain an admission ticket.

By Order of the Board of Directors

MICHELLE K. DAVIES
Corporate Secretary

June 12, 2014

Your vote is important. Whether or not you expect to attend the Extraordinary General Meeting, please promptly return your signed proxy card in the enclosed envelope. If you hold Shares through an intermediary such as a bank, broker or other nominee promptly direct the voting of your Shares by telephone or internet or any other method described in the instructions you receive from your broker.

3

Page
2014 EXTRAORDINARY GENERAL MEETING PROXY SUMMARY	1

RECENT DEVELOPMENTS WITH OUR COMPANY: PENDING EXCHANGE OFFER AND OUR ACQUISITION BY AMEC PLC	7

THE EXTRAORDINARY GENERAL MEETING	8

Time, Date and Place	8

Who Can Vote	8

Shareholders of Record and Beneficial Owners	8

Quorum	8

Proxies	8

How You Can Vote; Requisite Vote	9

Revocation of Proxy	10

Solicitation of Proxies	10

ELECTION OF DIRECTORS	12

AGENDA ITEM 1—ELECTION OF THREE DIRECTORS EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE	12

Nominees for Election at this Extraordinary General Meeting	12

Current Directors	14

Other Directors Who Served in 2013	18

Director Compensation	19

CORPORATE GOVERNANCE	21

Director Independence	21

Board Leadership Structure	22

AGENDA ITEM 2—ELECTION OF CHAIRMAN OF THE BOARD OF DIRECTORS EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE	23

Committees of Our Board of Directors	24

AGENDA ITEM 3—ELECTION OF MEMBERS OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE	26

The Role of the Board of Directors in the Oversight of Risk Management	27

i

Risks Related to Compensation Policies and Practices	28

Director Nomination Process	29

Board of Director Meetings and Executive Sessions of the Independent Directors	30

Attendance of Board Members at the Annual General Meeting of Shareholders	30

Code of Business Conduct and Ethics	31

Communicating with Directors	31

Compensation and Executive Development Committee Interlocks and Insider Participation	31

Indemnification of Directors and Executive Officers	31

AUDIT COMMITTEE MATTERS	32

Audit Committee Report	32

Audit Committee Financial Experts	33

Audit Fees	33

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm	34

Our Independent Auditor and Independent Registered Public Accounting Firm	34

EXECUTIVE OFFICERS	35

EXECUTIVE COMPENSATION	37

Compensation Discussion and Analysis	37

Compensation and Executive Development Committee Report on Executive Compensation	57

Summary Compensation Table for 2013	58

Grants of Plan-Based Awards for 2013	60

Outstanding Equity Awards as of Year End 2013	62

Option Exercises and Stock Vested for 2013	64

Pension Benefits for 2013	64

Termination and Change in Control Provisions	65

Potential Post-Employment Payments Table	70

OTHER AGENDA ITEMS	74

AGENDA ITEM 4— AMENDMENTS TO ARTICLES 8, 16 AND 33 OF OUR ARTICLES OF ASSOCIATION TO REVISE THE TRANSFER RESTRICTIONS AND THE VOTING LIMITATIONS AND TO ADD NEW DEFINITIONS	74

ii

OTHER MATTERS	80

Ownership of Shares by Directors, Director Nominees and Executive Officers	80

Other Beneficial Owners	81

Section 16(a) Beneficial Ownership Reporting Compliance	82

Related Party Transactions	82

Deadline for Shareholder Agenda Items and Director Nominations for the 2015 Annual General Meeting of Shareholders	83

Other Matters	83

iii

2014 EXTRAORDINARY GENERAL MEETING PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Extraordinary General Meeting of Shareholders

• Time and Date	2:00 p.m., Central European Time, July 10, 2014

• Place	Offices of Foster Wheeler AG Lindenstrasse 10 6340 Baar, Switzerland

• Record Date	June 10, 2014

• Voting	Shareholders who are registered as shareholders with voting rights as of the Record Date are entitled to vote.

• Quorum	Presence at the Extraordinary General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our Shares registered with voting rights.

• Requisite Vote on Agenda Items

Assuming there is a quorum at the meeting:

•       The approval of Agenda Items 1 through 3 requires the affirmative vote of at least a majority of the votes cast at the Extraordinary General Meeting.

•       The approval of Agenda Item 4 requires the affirmative vote of at least:

-       Two-thirds of the Shares represented at the Extraordinary General Meeting and

-       A majority of the par value of Shares represented at the Extraordinary General Meeting.

• Entry

Admission to the Extraordinary General Meeting will be by admission ticket only.

•       The top portion of the enclosed proxy card is the admission ticket for shareholders of record entitled to vote.

•       Beneficial owners with Shares held through an intermediary, such as a bank, broker or other nominee, should request admission tickets by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, and include proof of beneficial Share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding such Shares, confirming beneficial ownership of such Shares as of the Record Date.

Summary of Recent Developments with our Company

On February 13, 2014, we entered into the Implementation Agreement with AMEC relating to the acquisition of all of the issued and to be issued registered Shares by AMEC. On the terms and subject to the conditions of the Implementation Agreement, AMEC will commence an exchange offer (the “Offer”) to acquire all of the Shares, pursuant to which Foster Wheeler shareholders will be offered (a) $16.00 in cash and (b) 0.8998 of AMEC securities (at the election of such Foster Wheeler holder, in the form of either ordinary shares, par value £0.50 per share, of AMEC (“AMEC Shares”) or American Depositary Shares representing such number of AMEC Shares (“AMEC ADSs”)) for each Share held, which tendering Foster Wheeler shareholders may elect to receive as (i) $32.00 in cash or (ii) 1.7996 of AMEC securities, in the form of AMEC Shares or AMEC ADSs, subject in each case to proration and less any taxes required to be withheld (see “Recent Developments With Our Company: Pending Exchange Offer and Our Acquisition by AMEC plc” and our Current Report on Form 8-K filed on February 13, 2014).

The closing of the Offer is subject to, among other things:

•

approval by our shareholders of amendments to our Articles of Association to remove with regard to certain shareholders certain transfer restrictions and certain voting limitations with respect to the Shares, as well as to insert new definitions in the Definitions section (See “Other Agenda Items – Agenda Item 4 – Amendments to Articles 8, 16 and 33 of Our Articles of Association to Revise the Transfer Restrictions and the Voting Limitations and to Add New Definitions”);

•

election by our shareholders of directors nominated by AMEC on the day on which the conditions to the Offer (other than conditions 7(i) and 7(ii) set forth in Schedule 5 to the Implementation Agreement) are satisfied or waived (which we refer to as the “Election Effective Date”) (See “Election of Directors – Agenda Item 1 – Election of Three Directors Effective as of the Election Effective Date”); and

•	the resignation of our directors, with the exception of at least two directors who will remain on the Board of Directors, effective as of the Offer closing.

It is anticipated that, in accordance with the Implementation Agreement, Messrs. Daley, Demetriou, Galante, Malcolm and Reichstul and Ms. Tart-Bezer will resign from our Board of Directors effective as of the Offer closing, and that Mr. Masters and Ms. Newby will remain on our Board of Directors following the Offer closing. Therefore, at the Extraordinary General Meeting our shareholders will be asked to elect three new directors, as well as, in accordance with the New Swiss Legislation defined and described below, the Chairman of our Board of Directors and the members of the Compensation and Executive Development Committee of our Board of Directors, with each election effective as of the Election Effective Date.

Summary of Recent Developments in Swiss Law

As a Swiss corporation whose Shares are traded on The NASDAQ Stock Market LLC, which we refer to as NASDAQ, we are subject to Swiss legislation on executive compensation (which we refer to as the “New Swiss Legislation”) which became effective as of January 1, 2014 following a popular vote in Switzerland in March 2013. This legislation grants certain rights to shareholders with regard to director and executive compensation, as well as the election of Board members, members of the compensation committee and other matters. To comply with the new act, at our Annual General Meeting of Shareholders on May 7, 2014:

•	Our shareholders elected each director for a one-year term;
•	Our shareholders elected the Chairman of our Board of Directors and the members of the Compensation and Executive Development Committee of our Board of Directors, each for a one-year term; and
•

Our shareholders elected an independent proxy to serve at all of our upcoming shareholder meetings until and including our 2015 Annual General Meeting of Shareholders since a management proxy is no longer permitted to represent shareholders.

In addition, starting in 2015, there will be a binding shareholder vote on the fixed and variable compensation of our Board of Directors and senior management. Also certain types of compensation, such as advance compensation payments, termination payments which are not tied to ongoing restrictions and certain bonuses for buying or selling the Company or parts of the Company, are prohibited. We will review the compensation arrangements with our Board of Directors and senior management in order to assess whether they contain such restricted compensation elements and amend the respective contractual provisions, where required. Furthermore, our Articles of Association will need to be amended no later than our 2015 Annual General Meeting of Shareholders to contain certain provisions.

The requirements of the New Swiss Legislation will not apply to our Company if it ceases to be listed on a stock exchange.

Meeting Agenda and Voting Recommendations

Agenda Item			Board Vote Recommendation	Page Reference (for more detail)

1	Election of three directors effective as of the Election Effective Date:			12
	Proposal 1.1.	Tarun Bafna	FOR
	Proposal 1.2.	Samir Y. Brikho	FOR
	Proposal 1.3.	Ian P. McHoul	FOR

2	Election of Ian P. McHoul as Chairman of the Board of Directors effective as of the Election Effective Date	FOR	23

3	Election of members of the Compensation and Executive Development Committee effective as of the Election Effective Date:			26
	Proposal 3.1.	Tarun Bafna	FOR
	Proposal 3.2.	Samir Y. Brikho	FOR
	Proposal 3.3.	Ian P. McHoul	FOR

4	Amendments to Articles 8, 16 and 33 of our Articles of Association to revise the transfer restrictions and the voting limitations and to add new definitions	FOR	74

IMPORTANT NOTE REGARDING THE EXTRAORDINARY GENERAL MEETING

While closing of the Offer is conditioned on (among other things) approval of Agenda Items 1 and 4 at the Extraordinary General Meeting, shareholders should be aware that a vote in favor of Agenda Items 1 and/or 4 at the Extraordinary General Meeting is not a vote in favor of, or a tender of Shares into, the Offer.

The Offer has not commenced. At the time the Offer is commenced, AMEC will file with the SEC: (i) a registration statement on Form F-4, which will include a prospectus of AMEC in respect of the AMEC Shares to be issued in the Offer, and (ii) a tender offer statement on Schedule TO (together with related documents, including a related letter of transmittal), and we will file with the SEC a Recommendation Statement on Schedule 14D-9 with respect to the Offer. These documents will contain important information about the Offer that should be read carefully before any decision is made with respect to the Offer.

Information About Our Current Directors

Name	Age	Director Since	Principal Occupation	Independent	Other Boards of Listed Companies	Current Committee Memberships
						AC	CC	GNC
Steven J. Demetriou[1]	56	2008	Chairman and Chief Executive Officer of Aleris International, Inc.	X	2			X
Clayton C. Daley, Jr.	62	2009	Former Vice Chairman of The Procter & Gamble Company	X	1	C, F	X
Edward G. Galante	63	2008	Former Senior Vice President of Exxon Mobil Corporation	X	3	X	C
John M. Malcolm	63	2011	Independent energy consultant; Former Managing Director of Petroleum Development Oman LLC	X	1	X		X
J. Kent Masters	53	2011	Our President and Chief Executive Officer		1
Stephanie S. Newby	57	2004	Chief Executive Officer of Crimson Hexagon	X	0	F		C
Henri Philippe Reichstul	65	2011	Chief Executive Officer of G&R – Gestão Empresarial	X	3		X	X
Maureen B. Tart-Bezer	58	2008	Former Executive Vice President and Chief Financial Officer of Virgin Mobile USA	X	0	F	X

[1]	Non-Executive Chairman of our Board of Directors

AC	Audit Committee	C Committee Chairperson
CC	Compensationand Executive Development Committee	F Audit Committee Financial Expert
GNC	Governanceand Nominating Committee

Information About Our Director Nominees1

Name	Age	Principal Occupation	Other Boards of Listed Companies
Tarun Bafna	49	Head of M&A, AMEC plc	0
Samir Y. Brikho	56	Chief Executive Officer of AMEC plc	2
Ian P. McHoul	54	Chief Financial Officer of AMEC plc	2

[1]

In accordance with the Implementation Agreement, each of these nominees was nominated in writing by AMEC for election by our shareholders. The closing of the Offer is subject to, among other things, election by our shareholders of the AMEC Nominees (see “Election of Directors – Agenda Item 1 – Election of Three Directors Effective as of the Election Effective Date”).

Attendance

In 2013, each director currently serving attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served.

Election of three directors effective as of the Election Effective Date

In accordance with the Implementation Agreement, we are asking our shareholders to elect the individuals nominated in writing by AMEC pursuant to the Implementation Agreement, namely: Tarun Bafna, Samir Y. Brikho and Ian P. McHoul, as directors of our Company, each for a term beginning upon the Election Effective Date and expiring at our Annual General Meeting of Shareholders in 2015.

Election of Ian P. McHoul as Chairman of the Board of Directors effective as of the Election Effective Date

As required by the New Swiss Legislation, we are asking our shareholders to elect our Chairman of the Board of Directors, and we propose that Ian P. McHoul be elected for such office, for a term beginning upon the Election Effective Date and expiring at our Annual General Meeting of Shareholders in 2015.

Election of Members of the Compensation and Executive Development Committee effective as of the Election Effective Date

As required by the New Swiss Legislation, we are asking our shareholders to elect the members of our Compensation and Executive Development Committee, and we propose that Tarun Bafna, Samir Y. Brikho and Ian P. McHoul each be elected for such office, each for a term beginning upon the Election Effective Date and expiring at our Annual General Meeting of Shareholders in 2015.

Amendments to Articles 8, 16 and 33 of our Articles of Association to revise the transfer restrictions and the voting limitations and to add new definitions

In accordance with the Implementation Agreement, we are asking our shareholders to approve amendments to our Articles of Association to revise the transfer restrictions in article 8 paragraph 5 and the voting limitations in article 16 paragraph 5 and to add new definitions in article 33.

2015 Annual General Meeting of Shareholders

• Deadline for shareholder agenda items to be included on the agenda	February 15, 2015
• Deadline for shareholder agenda items to be eligible for inclusion in our proxy statement under SEC Rule 14a-8	December 2, 2014

FOSTER WHEELER AG

Lindenstrasse 10

6340 Baar

Switzerland

PROXY STATEMENT

For the Extraordinary General Meeting of Shareholders

to be held on July 10, 2014

This proxy statement is being furnished to our shareholders in connection with the solicitation by the Board of Directors of Foster Wheeler AG of proxies to be voted by the independent proxy at the Extraordinary General Meeting of Shareholders to be held on July 10, 2014 (which we refer to as the “Extraordinary General Meeting”), and any postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about June 12, 2014. If you own registered Shares, please date, sign and return all proxy cards to ensure that all of your Shares are represented at the Extraordinary General Meeting.

If your Shares are registered in our Share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Extraordinary General Meeting.

Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Extraordinary General Meeting or attending the meeting in person and casting a ballot.

A copy of our Annual Report on Form 10-K, including our audited consolidated financial statements for the year ended December 31, 2013 and the other information required under the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC, was enclosed with the proxy statement for our Annual General Meeting of Shareholders on May 7, 2014. Our Annual Report on Form 10-K is also available publicly on our web site at www.fwc.com.

Our Board of Directors has fixed the close of business on June 10, 2014 as the record date for determination of shareholders entitled to vote at the Extraordinary General Meeting and any postponements thereof. There were 100,060,923 Shares registered with voting rights outstanding as of June 10, 2014.

Admission to the Extraordinary General Meeting will be by admission ticket only.  For shareholders of record entitled to vote, the top portion of the enclosed proxy card is your admission ticket. Beneficial owners with Shares held through an intermediary, such as a bank, broker or other nominee, should request admission tickets by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, and include proof of beneficial Share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your Shares, confirming your beneficial ownership of such Shares as of the record date of June 10, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of

Shareholders to be held on July 10, 2014. This proxy statement and our annual report to shareholders are available at www.fwc.com/2014emmaterials.

RECENT DEVELOPMENTS WITH OUR COMPANY:

PENDING EXCHANGE OFFER AND OUR ACQUISITION BY AMEC PLC

On February 13, 2014, we entered into an Implementation Agreement (as amended from time to time, including by the Deed of Amendment dated 28 May 2014, the “Implementation Agreement”) with AMEC plc (“AMEC”) relating to the acquisition of all of the issued and to be issued registered shares, par value CHF 3.00 per share, of our Company (the “Shares”) by AMEC. On the terms and subject to the conditions of the Implementation Agreement, AMEC will commence an exchange offer (the “Offer”) to acquire all of the Shares, pursuant to which Foster Wheeler shareholders will be offered (a) $16.00 in cash and (b) 0.8998 of AMEC securities (at the election of such Foster Wheeler holder, in the form of either ordinary shares, par value £0.50 per share, of AMEC (“AMEC Shares”) or American Depositary Shares representing such number of AMEC Shares (“AMEC ADSs”)) for each Share held, which tendering Foster Wheeler shareholders may elect to receive as (i) $32.00 in cash or (ii) 1.7996 of AMEC securities, in the form of AMEC Shares or AMEC ADSs, subject in each case to proration and less any taxes required to be withheld.

The closing of the Offer is subject to, among other things:

•

approval by our shareholders of amendments to our Articles of Association to remove with regard to certain shareholders certain transfer restrictions and certain voting limitations with respect to the Shares (See “Other Agenda Items – Agenda Item 4 – Amendments to Articles 8, 16 and 33 of Our Articles of Association to Revise the Transfer Restrictions and the Voting Limitations and to Add New Definitions”);

•

election by our shareholders of directors nominated by AMEC effective as of the Election Effective Date (See “Election of Directors – Agenda Item 1 – Election of Three Directors Effective as of the Election Effective Date”); and

•	the resignation of our directors, with the exception of at least two directors who will remain on the Board of Directors, effective as of the Offer closing.

It is anticipated that, in accordance with the Implementation Agreement, Messrs. Daley, Demetriou, Galante, Malcolm and Reichstul and Ms. Tart-Bezer will resign from our Board of Directors effective as of the Offer closing, and that Mr. Masters and Ms. Newby will remain on our Board of Directors following the Offer closing. Therefore, in accordance with the Implementation Agreement, at the Extraordinary General Meeting our shareholders will be asked to elect three directors, as well as in accordance with the New Swiss Legislation, the Chairman of our Board of Directors and the members of the Compensation and Executive Development Committee of our Board of Directors, each effective as of the Election Effective Date.

Under the Implementation Agreement, the Offer closing is conditioned upon, among other things, either (i) the two current directors who are expected to continue as directors after the Offer closing entering into agreements with AMEC to act in accordance with AMEC’s instructions during the period between the Offer closing and their resignation or removal, or (ii) the AMEC Nominees being registered in the Swiss commercial register as directors. If all other conditions to the Offer closing and condition (i) above have been satisfied or waived on or before the Election Effective Date, the Offer closing shall take place on the Election Effective Date. If all other conditions to the Offer closing have been satisfied or waived but not condition (i) above, the Offer closing shall take place upon the satisfaction of condition (ii) above, which we expect to occur within three business days of the Election Effective Date, or its waiver.

For a more complete description of the Implementation Agreement, the Offer and transactions contemplated thereby, see our Current Report on Form 8-K, filed on February 13, 2014 (including the complete text of the Implementation Agreement, which is attached as Exhibit 2.1 thereto).

THE EXTRAORDINARY GENERAL MEETING

Time, Date and Place

The Extraordinary General Meeting will be held at 2:00 p.m. Central European Time on Thursday, July 10, 2014, at our offices at Lindenstrasse 10, 6340 Baar, Switzerland.

Who Can Vote

Shareholders who are registered as shareholders with voting rights at the close of business on June 10, 2014, as shown in our Share register, are entitled to vote, or to grant proxies to vote, at the Extraordinary General Meeting. If you acquire Shares after the record date, you will not be entitled to vote these Shares.

Under our Articles of Association, only shareholders who are shareholders registered with voting rights in our Share register are entitled to vote. If you hold your Shares in street name, your Shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker, other nominee or other shareholder of record how to vote your Shares as described below. If you are a shareholder of record and received your Shares in connection with our redomestication to Switzerland, your Shares are registered in your name with voting rights. If you are a shareholder of record and acquired your Shares after our redomestication to Switzerland on February 9, 2009, your Shares are registered in your name with voting rights unless you have not delivered a completed application for registration as a shareholder with voting rights to our transfer agent, Computershare Investor Services, or you received a notice from our transfer agent that the registration of your Shares with voting rights has been denied.

Shareholders of Record and Beneficial Owners

If your Shares are registered directly in our Share register administered by Computershare Investor Services in your name, you are considered to be the “shareholder of record” for those Shares. The Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders, proxy statement and proxy card documents have been sent directly to you by us.

If your Shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the “beneficial owner” of Shares held in street name. The Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders, proxy statement and proxy card documents have been forwarded to you by your bank, broker, other nominee or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, other nominee or other holder of record on how to vote your Shares by using the voting instruction card included in the mailing or by following their instructions for voting. It is then up to your bank, broker, other nominee or other holder of record to make sure your Shares are represented and voted at the Extraordinary General Meeting.

Quorum

Our Articles of Association require the presence of a quorum for the Extraordinary General Meeting. The presence at the Extraordinary General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our Shares registered with voting rights will constitute a quorum. Abstentions and uninstructed Shares will be counted as present for purposes of determining the presence or absence of a quorum at the Extraordinary General Meeting.

Proxies

A proxy card is being sent to each of our shareholders of record entitled to vote who held Shares as of the record date. Shareholders of record who are entitled to vote can grant a proxy to vote on the agenda items presented by completing a proxy card and returning it by mail as explained in the next section entitled “How You Can Vote; Requisite Vote.”

If you hold Shares in street name through an intermediary, such as a bank, broker or other nominee, you will receive voting instructions from that firm. Your bank, broker, other nominee or other shareholder of record may allow you to direct the voting of your Shares by methods other than by mail, including by Internet or telephone. Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting.

Shareholders of record without voting rights have received this proxy statement but no proxy card. If you believe you are a shareholder of record with voting rights and have not received a proxy card, you may (provided you are registered in our Share register) request a proxy card by contacting Computershare Investor Services at 1-800-358-2314 (within the United States) or 1-201-680-6578 (outside the United States).

On your proxy card, you can appoint as your proxy Mr. Sandro Tobler, Baarerstrasse 8, 6300 Zug, Switzerland, as your independent proxy. At our Annual General Meeting of Shareholders on May 7, 2014, our shareholders elected Mr. Tobler as the independent proxy for all of our shareholder meetings until and including our Annual General Meeting of Shareholders in 2015. At the Extraordinary General Meeting, Mr. Tobler (or, if Mr. Tobler is incapable of acting as independent proxy, another independent proxy appointed by our Board of Directors) will act as independent proxy as required under Swiss law.

If you have timely submitted your properly executed proxy card(s), your Shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but your voting instructions on any of the proposals are not clear, your Shares will be not be voted.

Mr. Tobler, the independent proxy, will vote on each proposal in this proxy statement (and on other matters properly presented for consideration at the Extraordinary General Meeting, if any) as instructed on the proxy card. We are not aware of any matters that are expected to come before the Extraordinary General Meeting other than those described in the Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders and this proxy statement.

How You Can Vote; Requisite Vote

Each outstanding Share registered in our Share register as a Share with voting rights is entitled to one vote at the Extraordinary General Meeting. Shareholders can vote “for,” “against” or “abstain” on each proposal.

If your Shares are registered in our Share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Extraordinary General Meeting.

Please mark your proxy card, date and sign it, and return it in the enclosed envelope. If you misplaced your business reply envelope, you should mail your proxy card to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, Rhode Island 02940-5067. Please date, sign and return all proxy cards that have been mailed to you to ensure that all of your Shares are represented at the Extraordinary General Meeting.

If you hold Shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the Shares it holds in accordance with instructions received from you. Therefore, please follow the instructions provided by your broker when directing the voting of your Shares. If you do not give instructions to your broker, your Shares are referred to as “uninstructed Shares” or “broker non-votes”. Whether the broker can vote these Shares on your behalf depends on the agenda item. The following table summarizes the votes required to pass each agenda item and the effect of abstentions and uninstructed Shares held by an intermediary subject to the U.S. rules regarding uninstructed Shares:

Agenda Item		Votes Required for Approval	Abstentions	Uninstructed Shares

1	Election of three directors effective as of the Election Effective Date	Majority of votes cast	No effect	Not voted

2	Election of Chairman of the Board of Directors effective as of the Election Effective Date	Majority of votes cast	No effect	Not voted

3	Election of members of the Compensation and Executive Development Committee of our Board of Directors effective as of the Election Effective Date	Majority of votes cast	No effect	Not voted

4	Amendments to Articles 8, 16 and 33 of our Articles of Association to revise the transfer restrictions and the voting limitations and to add new definitions	Two-thirds of the number of Shares and majority of the par value of Shares represented at the Extraordinary General Meeting	Count as a vote “AGAINST”	Not voted

Revocation of Proxy

If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Extraordinary General Meeting. You may do this by signing another proxy card with a later date and returning it to Computershare Investor Services prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting. If you hold your Shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Solicitation of Proxies

We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, email or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained (i) Morrow & Co., LLC to solicit proxies in connection with the Extraordinary General Meeting at a cost of $6,500 and (ii) Mackenzie Partners, Inc. to provide advisory, consulting and solicitation services in connection with the Offer at a cost of $25,000, plus reimbursement for each solicitor for its out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

IMPORTANT NOTE REGARDING THE EXTRAORDINARY GENERAL MEETING

While closing of the Offer is conditioned on (among other things) approval of Agenda Items 1 and 4 at the Extraordinary General Meeting, shareholders should be aware that a vote in favor of Agenda Items 1 and/or 4 at the Extraordinary General Meeting is not a vote in favor of, or a tender of Shares into, the Offer.

The Offer has not commenced. At the time the Offer is commenced, AMEC will file with the SEC: (i) a registration statement on Form F-4, which will include a prospectus of AMEC in respect of the AMEC Shares to be issued in the Offer, and (ii) a tender offer statement on Schedule TO (together with related documents, including a related letter of transmittal), and we will file with the SEC a Recommendation Statement on Schedule 14D-9 with respect to the Offer. These documents will contain important information about the Offer that should be read carefully before any decision is made with respect to the Offer.

ELECTION OF DIRECTORS

The Implementation Agreement provides as a condition to closing of the Offer that our shareholders approve the election to our Board of Directors of new members nominated by AMEC (see below under “Nominees for Election at this Extraordinary General Meeting” for biographies of such proposed directors, whom we refer to as the “AMEC Nominees”) with effect from the day on which the conditions to the Offer (other than conditions 7 (i) and 7 (ii) set forth on Schedule 5 to the Implementation Agreement) are satisfied or waived (which we refer to as the “Election Effective Date”). If elected, such persons will assume office upon the Election Effective Date.

AGENDA ITEM 1—ELECTION OF THREE DIRECTORS

EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE

It is anticipated that, in accordance with the Implementation Agreement, Messrs. Daley, Demetriou, Galante, Malcolm and Reichstul and Ms. Tart-Bezer will resign from our Board of Directors effective as of the Offer closing, and that Mr. Masters and Ms. Newby will remain on our Board of Directors following the Offer closing. Therefore, in accordance with the Implementation Agreement, which provides that the closing of the Offer is subject to, among other things, election by our shareholders of directors nominated by AMEC, and pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated each of the following individuals for election to our Board of Directors at this Extraordinary General Meeting for a term that will begin on the Election Effective Date and expire at our Annual General Meeting of Shareholders to be held in 2015:

Director Nominee
Tarun Bafna
Samir Y. Brikho
Ian P. McHoul

In accordance with the Implementation Agreement, each of the AMEC Nominees was nominated in writing by AMEC, who is not a Company security holder, for election by our shareholders. Furthermore, each of the nominees listed above is currently an executive of AMEC and Messrs. Brikho and McHoul are executive members of AMEC’s Board of Directors.

If any eligible AMEC Nominee becomes unable to accept nomination or election, our Board of Directors will either select substitute nominees after identifying suitable candidates or determine not to select substitute nominees. The independent proxy will vote for any substitute nominees selected by the Board of Directors only if instructed to do so on the proxy card. Our Articles of Association provide that our Board of Directors shall consist of not less than three and not more than twenty directors.

Following is the name, principal occupation, age, and certain other information for each AMEC Nominee, including the specific experience, qualifications, attributes and skills of each director nominee in relation to the criteria for director candidates described under “Corporate Governance—Director Nomination Process—Qualifications.”

Nominees for Election at this Extraordinary General Meeting

Tarun Bafna

Mr. Bafna has been the Head of M&A of AMEC plc, an engineering, project management and consultancy company, since 2008. Prior to this, he was Vice President of M&A at AMEC, responsible for AMEC’s transactions in the Americas, since he joined the company in 2004. In addition to his transactional duties, Mr. Bafna also held operational positions within AMEC, as President of AMEC Pipeline Professionals, Inc., AMEC’s US pipeline integrity business, from July 2006 until its divestiture in February 2007, and as President of Midwest pipeline group of companies, AMEC’s Canadian pipeline contracting business, from July 2006 until its divestiture in June 2007. Prior to joining AMEC, Mr. Bafna worked with InterGen Energy Inc., a global power generation company (formerly a Shell-Bechtel venture), from 2000 to 2003, on transactions and asset management, serving in the United States as well as in Asia-Pacific. During his asset management role with InterGen in Hong Kong, Mr. Bafna was responsible for the company’s equity in its portfolio of power generation assets, one in each of China and the Philippines, and two in Australia, serving on the boards of directors of companies relating to these assets. Prior to InterGen, Mr. Bafna worked for GE Capital, the financial services unit of General Electric, in its Structured Finance Group’s global energy execution team, from 1998 to 2000. From 1986 to 1996, Mr. Bafna worked in various roles of increasing responsibility in management and operations/execution of industrial and infrastructure construction projects, principally with Cianbro Corporation, a contracting company focused in the Eastern United States, Diamond & Gem Development Corporation Ltd., an Indian real estate development company, and Jaykay Enterprises Ltd. (formerly J.K. Synthetics Ltd.), an Indian manufacturing company. Mr. Bafna, who is 49 years old, is a nominee for election at the Extraordinary General Meeting. It is anticipated that he will remain on our Board of Directors after the Offer closing.

Mr. Bafna has more than 25 years of transactional and operational experience in the energy, industrial, environmental and infrastructure sectors as a result of his service as Head of M&A at AMEC and previous roles, including with AMEC and its subsidiaries, InterGen, GE Capital and Cianbro Corporation. In addition, he also has substantial experience in the engineering, procurement and construction industry as a result of his roles within AMEC. Mr. Bafna also has significant international experience with projects and transactions in the Americas, Asia-Pacific, Europe and the Middle East.

Samir Y. Brikho

Mr. Brikho has been Chief Executive Officer of AMEC plc, an engineering, project management and consultancy company, since October 1, 2006. Prior to joining AMEC, Mr. Brikho served in various capacities for ABB Ltd., a global power and automation technologies company, including as a member of the Group Executive Committee, Head of the Power Systems Division and Chairman of ABB Lummus Global, Switzerland, a provider of proprietary process technologies, project management and engineering, procurement and construction management services to the upstream and downstream oil and gas, petrochemical and refining industries worldwide, from 2005 to 2006. Mr. Brikho was previously Chief Executive of ABB Lummus Global from 2003 to 2005. He was employed by Alstom S.A., a power generation, power transmission and rail infrastructure company, in Germany, Belgium and France from 1999 to 2003. Mr. Brikho served as Chief Executive Officer of ABB Alstom Kraftwerke, a joint venture between ABB and Alstom that combined the two companies’ power generation businesses, in Germany from 1999 to 2001 and as Senior Vice President, International Business and Chief International Operations Officer of Alstom, leading all Alstom operations abroad from 2000 to 2003. He began his career in 1983 and held various senior management positions in sales and project management, initially with the General Swedish Electric Company (ASEA), a Swedish company, and later with ABB after it was formed by the merger of ASEA and Brown, Boveri & Cie in 1988. These positions culminated in the role of Senior Vice President & Managing Director of ABB Kraftwerke AG, a German power business. Mr. Brikho has been an executive director of AMEC since 2006. He has been an independent non-executive director of Skandinaviska Enskilda Banken AB, a public Swedish financial group traded on the NASDAQ OMX, since March 2013. He has also sat on the Advisory Board of Stena AB, a privately owned Swedish passenger and freight ferry services company, since February 2011. Mr. Brikho has been a director of the UK-Japan 21st Century Group, a coalition of private sector, public sector, and civil society leaders from both countries that aims to promote dialogue and cooperation between the two countries, since 2007. In 2010, he was appointed a U.K. Business Ambassador, charged with promoting the United Kingdom and trade and investment opportunities abroad. Mr. Brikho, who is 56, is a nominee for election at the Extraordinary General Meeting. It is anticipated that he will remain on our Board of Directors after the Offer closing.

Mr. Brikho brings significant experience in the engineering, procurement and construction industry as a result of, among other things, serving as Chief Executive Officer of AMEC for over seven years. He also has substantial experience in the global energy industry as a result of his experience with several global power companies including ABB and Alstom. Mr. Brikho has international experience, including regional experience in Europe and the Middle East. He has extensive experience in corporate governance as a result of his role as Chief Executive of AMEC and from previous senior leadership and director roles. Mr. Brikho also has experience with global government policy and public affairs due to his experience as a U.K. Business Ambassador.

Ian P. McHoul

Mr. McHoul has been Chief Financial Officer of AMEC plc, an engineering, project management and consultancy company, since September 8, 2008. From 2001 to September 2008, he served as the Group Finance Director of Scottish & Newcastle plc, an international alcoholic beverage producer that was publicly traded on the London Stock Exchange until its acquisition by Heineken International and the Carlsberg Group in April 2008. Prior to that, Mr. McHoul was employed as Finance Director of Scottish Courage, Scottish & Newcastle’s U.K. brewing division. He served as Finance & Strategy Director of Inntrepreneur Pub Company Limited, then the largest independent pub company in the United Kingdom, from 1995 to 1998. Between 1985 and 1995, Mr. McHoul served in various positions for Courage Limited, one of the largest brewers in the United Kingdom at the time, during its ownership by the Foster’s Brewing Group. During that time, from 1990 to1992, Mr. McHoul was the General Manager, Strategy, for Foster’s Brewing Group, a role in which he was based in Australia. Mr. McHoul qualified as a Chartered Accountant with KPMG in 1984 and was employed by KPMG from 1981 to 1985.

Mr. McHoul has been an executive director of AMEC, a publicly traded U.K. company, since September 2008. He became a member of the board of directors of Britvic plc, a publicly traded U.K. based soft drinks company, in March 2013, and serves on its Audit, Remuneration and Nomination Committees. Mr. McHoul became a director of AMEC International Investments BV, a wholly-owned subsidiary of AMEC, on April 8, 2014. Previously, Mr. McHoul served as a non-executive director of Premier Foods plc, a publicly traded company that is one of the United Kingdom’s largest food producers, between 2004 and 2013. At Premier Foods, he served as the Senior Independent Director, Chairman of the Audit Committee and a member of the Nomination Committee. Mr. McHoul, who is 54 years old, is a nominee for election at the Extraordinary General Meeting. It is anticipated that he will remain on our Board of Directors after the Offer closing.

Mr. McHoul has substantial corporate financial management, strategic and reporting expertise as a result of over 25 years of experience in a number of senior financial leadership roles, including as the Chief Financial Officer of AMEC, Group Finance Director of Scottish & Newcastle and Finance Director of Scottish Courage. He also has a strong understanding of the engineering, procurement and construction industry on account of his role at AMEC. Additionally, Mr. McHoul has experience as a director of other publicly traded companies, namely Britvic and Premier Foods. He is a Chartered Accountant and our Board of Directors has determined that Mr. McHoul is an “Audit Committee Financial Expert,” as defined by the SEC.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE THREE NOMINEES FOR A TERM THAT WILL BEGIN ON THE ELECTION EFFECTIVE DATE AND EXPIRE AT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2015.

Current Directors

Clayton C. Daley, Jr.

Mr. Daley was the Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Mr. Daley was the Vice Chairman and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial

Officer from October 1998 until July 2007. Mr. Daley currently serves on the Board of Directors and is Chairman of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company and previously served as Chairman of the Audit Committee and a member of the Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a manufacturer of steel and steel products, each of whose shares are publicly traded on the NYSE. Mr. Daley, who is 62 years old, became a member of our Board of Directors in 2009. It is anticipated that, in accordance with the Implementation Agreement, he will resign from our Board of Directors effective as of the Offer closing.

Mr. Daley has significant experience in corporate financial management and financial expertise relevant to large, global businesses as a result of his service as the Vice Chairman and Chief Financial Officer of Procter & Gamble. He also has significant experience in corporate governance as a director of two public companies, Nucor and Starwood Hotels & Resorts. Our Board of Directors has determined that Mr. Daley is an “Audit Committee Financial Expert,” as defined by the SEC.

Steven J. Demetriou

Mr. Demetriou became Non-Executive Chairman of our Board of Directors effective November 4, 2011. Since December 2004 he has been the Chairman and Chief Executive Officer of Aleris International, Inc., a producer of aluminum rolled products whose shares were publicly traded on the NYSE from June 2004 to December 2006. In February 2009, Aleris International, Inc. filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in June 2010. From 2001 until June 2004, Mr. Demetriou served as President and Chief Executive Officer of Noveon, Inc., a specialty chemical company. Mr. Demetriou has also held various management and leadership positions with IMC Global Inc., Cytec Industries Inc. and Exxon Mobil Corporation. Mr. Demetriou is a director, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee of OM Group, Inc., a diversified, global developer, producer and marketer of value-added, metal-based specialty chemicals and advanced materials and whose shares are publicly traded on the NYSE. He is a director and member of the Governance and Nominating Committee of Kraton Performance Polymers, Inc., a specialty chemicals company whose shares are publicly traded on the NYSE. Mr. Demetriou was previously a director and a member of the Compensation Committee of ElkCorp, a manufacturer of premium roofing and composite building products, whose shares were previously publicly traded on the NYSE. Mr. Demetriou, who is 56 years old, became a member of our Board of Directors in 2008. It is anticipated that, in accordance with the Implementation Agreement, he will resign from our Board of Directors effective as of the Offer closing.

Mr. Demetriou has significant experience in the chemicals industry as a result of his service as an executive officer or director of several global specialty chemical companies. In addition, Mr. Demetriou has experience in the global energy industry as a result of his leadership positions at Exxon Mobil. He has served as chief executive officer for multiple companies, including in his current role as Chief Executive Officer at Aleris International, where he also serves as Chairman. He has significant experience in corporate governance as a result of his senior leadership roles and his service as a director of OM Group, Kraton Performance Polymers and ElkCorp.

Edward G. Galante

Mr. Galante served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation, the largest publicly traded petroleum and petrochemical enterprise in the world, from August 2001 until his retirement in 2006. From 1999 to August 2001, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company and, from 1997 to 1999, Mr. Galante was Chairman and Managing Director of Esso (Thailand) Public Company Limited. Since 1972, Mr. Galante served in various management positions of increasing responsibility with Exxon Mobil Corporation. Mr. Galante is also a director and Chairman of the Compensation and Management Development Committee and a member of the Governance and Nominating

Committee of Praxair, Inc., one of the world’s largest industrial gases companies, whose shares are publicly traded on the NYSE. He is also a director and Chairman of the Governance and Nominating Committee of Clean Harbors, Inc., a provider of environmental, energy and industrial services, whose shares are publicly traded on the NYSE. Mr. Galante also serves as a director and member of the Audit Committee and member of the Environmental, Health, Safety and Public Policy Committee of Celanese Corporation, a global chemical technology and specialty materials company, whose shares are publicly traded on the NYSE. Mr. Galante, who is 63 years old, became a member of our Board of Directors in 2008. It is anticipated that, in accordance with the Implementation Agreement, he will resign from our Board of Directors effective as of the Offer closing.

Mr. Galante has substantial experience in the oil, gas, refining and chemical sectors of the energy industry as a result of his 34-year career at Exxon Mobil, including as Senior Vice President. As a result of his experience at Exxon Mobil, Mr. Galante also has significant experience in the operations and management of a large, global business and as a client of engineering and construction firms. In addition, he has experience as a director of a public company as a result of his service as a member of the board of directors of Praxair, Clean Harbors and Celanese Corporation.

John M. Malcolm

Dr. Malcolm has been an independent energy consultant since January 2011. Prior to that, Dr. Malcolm served for 25 years in various capacities with Royal Dutch Shell plc, a global group of energy and petrochemicals companies, including as the Managing Director of Petroleum Development Oman LLC, the largest oil and gas producer in Oman, from 2002 to 2010, and as General Manager/Managing Director of Al Furat Petroleum Company, the largest joint venture oil and gas producer in Syria, from 1999 to 2002. Dr. Malcolm also serves as a director of Partex Oil & Gas (Holdings) Corporation, a privately owned international oil and gas company; a director of Aquamarine Power Limited, a private U.K. based wave power company; a director of Oman Oil Company Exploration & Production L.L.C., a private subsidiary of Oman Oil Company S.A.O.C., a commercial company owned by the Government of the Sultanate of Oman; and a director and the Chairman of the Nomination Committee and a member of the Remuneration Committee of Lamprell plc, an oil and gas fabrication company based in Dubai, United Arab Emirates, listed on the London Stock Exchange and domiciled in the Isle of Man. Dr. Malcolm, who is 63 years old, became a member of our Board of Directors in 2011. It is anticipated that, in accordance with the Implementation Agreement, he will resign from our Board of Directors effective as of the Offer closing.

Dr. Malcolm brings significant experience in the global energy industry, especially the international upstream oil and gas sector, as a result of his over 25 years of experience with Royal Dutch Shell plc. In addition, Dr. Malcolm’s prior experience provides him with extensive knowledge of the chemical and refining sectors. By profession, he is a UK Chartered Engineer and has had extensive interface with the international engineering, procurement and construction industry.

J. Kent Masters

Mr. Masters became our Chief Executive Officer on October 1, 2011 and our President on January 1, 2014. Prior to joining our Company, he served as a member of the Executive Board of Linde AG, a world-leading gases and engineering company, from 2006 to 2011. At Linde, Mr. Masters had responsibility for the Americas, Africa, the South Pacific, the global business unit Healthcare, and the business area Merchant and Packaged Gases. He was employed by BOC Group plc, a global industrial gas company that was publicly traded on the London Stock Exchange, from 1984 until the acquisition of BOC by Linde in 2006. Mr. Masters served in roles of increasing responsibility at BOC, including as Chief Executive, Industrial and Special Products, from 2005 to 2006, and as President, Process Gas Solutions-Americas, from 2002 to 2005. He also served on the board of directors of BOC from 2005 to 2006. Mr. Masters has been a director of Rockwood Holdings, Inc., a global manufacturer of chemicals and advanced materials whose shares are publicly traded on the NYSE, since 2007, and serves on its Audit and Compensation Committees. He also served as the non-executive Chairman of African

Oxygen Limited, a public company traded on the Johannesburg Stock Exchange, from April 2005 to May 2011. Mr. Masters, who is 53 years old, became a member of our Board of Directors in 2011. It is anticipated that, in accordance with the Implementation Agreement, he will remain on our Board of Directors after the Offer closing.

Mr. Masters has significant experience in the global industrial gas and chemicals industry as a result of more than 20 years of experience with several global industrial gas and chemical companies, including as member of the Executive Board of Linde and as Chief Executive, Industrial and Special Products, for BOC, during which he gained experience as a client of engineering and construction firms. He has significant international and regional experience, including regional expertise in the Americas, Africa and the South Pacific. In addition, he has extensive experience in corporate governance as a result of his service as a director for Rockwood Holdings, BOC and African Oxygen Limited.

Stephanie S. Newby

Ms. Newby, formerly known as Stephanie Hanbury-Brown, is the Chief Executive Officer of Crimson Hexagon, a leading provider of social media and data analytic services. She is also the founder of Golden Seeds LLC, which has provided investment capital to early stage, high growth companies since 2004, and is a Managing Partner of its venture capital funds. Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York. The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce. Ms. Newby also served as a director and a member of the Audit and Compensation and Human Resources Committees of RiskMetrics Group, Inc., a provider of risk management and corporate governance products and services whose shares were traded on the NYSE until the sale of the company in June 2010. Ms. Newby, who is 57 years old, became a member of our Board of Directors in 2004. It is anticipated that, in accordance with the Implementation Agreement, she will remain on our Board of Directors after the Offer closing.

Ms. Newby has more than 20 years of experience in the financial services industry, and senior leadership positions at Crimson Hexagon, Golden Seeds and J.P. Morgan. She also has significant international and regional experience, having managed several global businesses at J.P. Morgan and having worked in Sydney and London. As a venture capitalist at Golden Seeds, Ms. Newby has significant experience in corporate financial management and financial expertise as a result of her oversight of Golden Seeds’ portfolio companies. Ms. Newby also has experience in risk management and corporate governance best practices as a result of her prior service as a director of RiskMetrics Group. Our Board of Directors has determined that Ms. Newby is an “Audit Committee Financial Expert,” as defined by the SEC.

Henri Philippe Reichstul

Mr. Reichstul is the founder and has been the Chief Executive Officer of G&R – Gestão Empresarial, a consulting firm, since 2003. He served as Chairman and Chief Executive Officer of Brenco (Companhia Brasileira de Energia Renovável), a Brazilian ethanol production company, from 2007 until 2010. He served as President of Globopar S.A., a leading Brazilian media company, from 2002 to 2003, and as Chief Executive Officer and President of Petrobrás (Petroleo Brasileiro S.A.), a Brazilian petroleum company, from 1999 to 2001. Mr. Reichstul served as Executive Vice President and a Partner of Banco Inter-American Express S.A., a private financial institution, from 1988 to 1999. He also has been a partner and director of Sayad, Reichstul & Luna, a consulting firm, since 1987. Mr. Reichstul served in various government positions in Brazil from 1983 to 1987, including President of IPEA (Instituto de Planejamento Economico e Social) and Secretary General of the Ministry of Planning, Secretary of SEST (Secretaria de Controle de Empresas Estatais), the state enterprise budget office in the Ministry of Planning, and Controller of State Enterprises for the State of São Paulo Finance Secretariat.

Mr. Reichstul is currently a member of the board of directors of Repsol YPF, S.A., a publicly traded international oil and gas company, serving on its Executive Committee (Comision Delegada), of Gafisa SA, one of

Brazil’s largest homebuilders, serving on its Compensation Committee, and of PSA Peugeot Citroën, a publicly traded French automobile company, serving on its Strategy Committee. He also serves on the strategic board of ABDIB (Associação Brasileira da Infra-Estrutura e Indústrias de Base), a non-profit trade association. Previously, Mr. Reichstul served on the boards of directors of Telebrás, the former Brazilian state-owned monopoly telephone system, Eletrobrás (Centrais Elétricas Brasileiras S.A.), a large Brazilian power utility company, Siderbrás, a Brazilian state-owned steel holding company, BNDES (National Bank for Economic and Social Development), Borlem S.A. (Empreendimentos Industriais), a motor vehicle parts manufacturer, CEF (Caixa Econômica Federal), a Brazilian state-owned financial institution, Lion S.A., an agricultural company, Petrobrás, TAM Airlines, a large Brazilian airline company, Vivo S.A., a telecommunications company, CBD-Pão de Açucar Group, a distribution company, and Ashmore Energy International (AEI), an energy company. Mr. Reichstul, who is 65 years old, became a member of our Board of Directors in 2011. It is anticipated that, in accordance with the Implementation Agreement, he will resign from our Board of Directors effective as of the Offer closing.

Mr. Reichstul brings to our Board of Directors significant knowledge and experience in energy related business, and in particular the oil and gas sectors, from his position as Chief Executive Officer at each of Petrobrás and Brenco and his directorships at Repsol, AEI, and Eletrobrás. He brings regional expertise in Latin America, an area of significant growth opportunity for us. In addition, he has extensive experience in international corporate governance as a result of his service as a director and on key board committees for a number of international companies, including as a member of the Executive Committee (Repsol), the Audit Committee (TAM, CBD and Vivo), the Compensation Committee (Gafisa, AEI and CBD) and the Strategic Committee (TAM and PSA-Peugeot) for many of these companies.

Maureen B. Tart-Bezer

Ms. Tart-Bezer served as the Executive Vice President and Chief Financial Officer of Virgin Mobile USA, a wireless mobile virtual network operator, from January 2002 through June 2006. From January 2000 through December 2001, she was the Executive Vice President and General Manager of the American Express Company, U.S. Consumer Charge Group and from 1977 to January 2000 served in various senior financial positions with AT&T Corporation, including Senior Vice President and Corporate Controller as well as Senior Vice President and Chief Financial Officer for the Consumer Services Group. Ms. Tart-Bezer served on the Board of Directors and was the Chairperson of the Audit Committee and a member of the Finance and Governance Committees of The Great Atlantic & Pacific Tea Company, Inc. while it was a NYSE listed company from 2001 until March 2012, when it was restructured under private ownership. She currently serves as a member of the Board of Directors of Sun Products Corp., a privately held company that manufactures consumer products, and is the Chairperson of their Audit Committee. Ms. Tart-Bezer also served as a director of Playtex Products, Inc., whose shares were publicly traded on the NYSE until the company was acquired in October 2007. Ms. Tart-Bezer, who is 58 years old, became a member of our Board of Directors in 2008. It is anticipated that, in accordance with the Implementation Agreement, she will resign from our Board of Directors effective as of the Offer closing.

Ms. Tart-Bezer has substantial corporate financial management, reporting and risk management expertise as a result of her service in a number of senior financial leadership roles, including as the former Executive Vice President and Chief Financial Officer of Virgin Mobile USA. In addition, Ms. Tart-Bezer has experience as a director of other publicly traded companies, such as The Great Atlantic & Pacific Tea Company and Playtex Products. Our Board of Directors has determined that Ms. Tart-Bezer is an “Audit Committee Financial Expert,” as defined by the SEC.

Other Directors Who Served in 2013

Roberto Quarta was a member of our Board of Directors from 2011 until his resignation as a member of our Board of Directors effective December 31, 2013. Umberto della Sala was a member of our Board of Directors from 2011 until our Annual General Meeting of Shareholders on May 7, 2014, at which he, in connection with his retirement from the Company on December 31, 2013, did not stand for re-election as a director.

Director Compensation

General.  Our director compensation program is designed to (i) attract and retain experienced and highly qualified individuals, (ii) align directors’ and shareholders’ interests and (iii) provide compensation commensurate with the responsibilities and workload expected from public company directors.

Our Board of Directors establishes non-employee director compensation. The Compensation and Executive Development Committee, with the assistance of its compensation consultant, periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the Board of Directors as needed with respect to changes in compensation form or amount. Employees who serve as directors do not receive additional compensation for their services as directors. We do not provide any perquisites to our non-employee directors.

Our non-employee directors must comply with Share ownership guidelines which the Compensation and Executive Development Committee has adopted, described below under “Executive Compensation — Compensation Discussion and Analysis — Part 3: Elements of Executive Compensation — Other Compensation Policies — Share Ownership Guidelines.” The non-employee directors’ Share ownership target level is 5x annual cash retainer. None of the Shares held by the non-employee directors is subject to pledge.

Compensation for 2013. The following table describes the components of our director compensation program for 2013:

Compensation Element	Compensation Value
Annual Cash Retainer (1)	$90,000
Annual Equity Retainer (2)	$115,000
Annual Chair Fees (3)	$20,000 for the Audit Committee $15,000 for the Compensation and Executive Development Committee $10,000 for the Governance and Nominating Committee
Additional Compensation paid to Non-Executive Chairman	$60,000 annual cash retainer (1) $60,000 annual equity retainer (2)
Additional Compensation paid to Special Projects Committee (4)	$2,000 per meeting (1) $25,000 for the Chair of the Special Projects Committee (5)
(1)	Payable on a quarterly basis.
(2)	Comprised of 100% restricted share units, which vest in full on the first anniversary of the grant date.
(3)	Paid in full once a year.
(4)

Our Board of Directors established an ad hoc Special Projects Committee to provide tactical and strategic advice and make recommendations to our Board of Directors in relation to potential material transactions involving the Company, including the Offer. The members of our Special Projects Committee are currently Mr. Daley, Chair, Mr. Demetriou, Mr. Galante, Mr. Masters and Ms. Newby. Mr. Quarta served on this committee until his resignation from the Board of Directors effective December 31, 2013. Mr. Demetriou and Mr. Masters do not receive compensation for their service on this Committee.

(5)	Mr. Daley received $25,000 on July 1, 2013 for his service July 1, 2013 through June 30, 2014 as Chair of the Special Projects Committee.

2013 Director Compensation Table.    The table below provides information on the compensation of our non-employee directors for the year ended December 31, 2013, calculated in accordance with SEC regulations. The awards, which vested on March 8, 2014, would have vested in full upon the director’s death or disability or proportionately over the vesting period if the director’s service was terminated other than for cause prior to March 8, 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Total ($)
Clayton C. Daley, Jr. (3)	$145,000	$114,991	$259,991
Steven J. Demetriou (4)	$150,000	$174,980	$324,980
Edward G. Galante (3)	$115,000	$114,991	$229,991
John M. Malcolm (3)	$90,000	$114,991	$204,991
Stephanie S. Newby (3)	$102,000	$114,991	$216,991
Roberto Quarta (3) (5)	$96,000	$114,991	$210,991
Henri Philippe Reichstul (3)	$90,000	$114,991	$204,991
Maureen B. Tart-Bezer (3)	$90,000	$114,991	$204,991

(1)	Represents all fees earned and paid during the year ended December 31, 2013.
(2)

Represents the grant date fair values of restricted share unit awards for awards granted in 2013. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The grant date fair value shown for restricted share units is based on the closing price of our Shares on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the year ended December 31, 2013: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(3)

On March 8, 2013, each non-employee director (other than Mr. Demetriou) was awarded 5,419 restricted share units under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan. As of December 31, 2013, such directors had the following outstanding equity awards:

Director	Outstanding Stock Option Awards	Outstanding Restricted Share Unit Awards
Clayton C. Daley, Jr.	9,274	5,419
Edward G. Galante	9,274	5,419
John M. Malcolm	6,165	5,419
Stephanie S. Newby	9,274	5,419
Roberto Quarta	6,165	-
Henri Philippe Reichstul	5,432	5,419
Maureen B. Tart-Bezer	9,274	5,419

(4)

On March 8, 2013, Mr. Demetriou, our Non-Executive Chairman, was awarded 8,246 restricted share units under the LTI Plan. As of December 31, 2013, he had an aggregate of 8,246 restricted share unit awards outstanding and 13,321 stock option awards outstanding.

(5)	Mr. Quarta resigned from our Board of Directors effective December 31, 2013.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise “independent” as that concept is defined in the applicable listing standards of NASDAQ.

Our Board of Directors uses the following standards to assist it in determining director independence. A director will not be considered independent if, within the preceding three years:

•	Such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries;

•

Such person, or an immediate family member, was a partner in or employed by our independent registered public accounting firm and worked on the audit of our consolidated financial statements or is currently a partner of our independent registered public accounting firm;

•	Such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company’s compensation committee;

•

Such person is an executive officer or employee, or has an immediate family member who is an executive officer or controlling shareholder of, or a partner in, a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient’s consolidated gross revenues for that year or (b) $200,000 other than payments arising solely from investments in our securities or payments under non-discretionary charitable contributions matching programs; or

•

Such person, or an immediate family member, received compensation in excess of $120,000 during any period of twelve consecutive months from us, other than director and committee fees, pension or other forms of deferred compensation or compensation to an immediate family member who is a non-executive officer or employee of ours.

Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director’s independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director’s independence: the director, or an immediate family member, serves as an executive officer of a charitable organization and our discretionary charitable contributions to the organization during any of the past three years do not exceed the greater of (1) 5% of the charity’s revenues or (2) $200,000.

Based on these standards, our Board of Directors has determined that all of our non-employee directors, representing seven of our eight directors, are independent: Messrs. Daley, Demetriou, Galante, Malcolm and Reichstul and Mses. Newby and Tart-Bezer.

Based on these standards, our Board of Directors has also determined that, as of the date of this proxy statement, the AMEC Nominees are independent. However, since the AMEC Nominees are being elected upon the instruction of AMEC pursuant to the Implementation Agreement, upon the Offer closing, the AMEC Nominees will not be considered independent. However, at such time it is expected that our Company will be a “controlled company” as that concept is defined in the applicable listing standards of NASDAQ and will thereby not be subject to the relevant director independence standards of NASDAQ.

Board Leadership Structure

Our Corporate Governance Guidelines provide the Board of Directors with the flexibility to fill the chairman of the board and chief executive officer roles with either one or two individuals based on the best interests of our Company at any given point in time. Accordingly, the Board of Directors evaluates whether the roles should be combined or separated on a case-by-case basis. Prior to the enactment of the New Swiss Legislation and based on the recommendation of our Governance and Nominating Committee, the Board of Directors designated the Chairman of the Board of Directors. At our Company, the roles of chairman of the board and chief executive officer have been separated since June 1, 2010.

Currently Mr. Masters serves as President, a position he has held since January 1, 2014, and Chief Executive Officer, a position he has held since October 1, 2011, and Mr. Demetriou serves as Non-Executive Chairman of the Board of Directors, a position he has held since November 4, 2011. Our Board of Directors believes its current leadership structure, which allocates authority, responsibility and oversight between management and independent directors, is appropriate. The Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while the Non-Executive Chairman provides leadership to the Board of Directors and facilitates communication between management and the Board of Directors.

In accordance with the Board of Directors’ most recent evaluation and determination that the roles of chairman of the board and chief executive officer should continue to be separate, and due to recent changes in Swiss law (see “2014 Extraordinary General Meeting Proxy Summary – Summary of Recent Developments in Swiss Law”), Steven J. Demetriou was elected at our Annual General Meeting of Shareholders on May 7, 2014 for a one-year term as the Chairman of our Board of Directors.

AGENDA ITEM 2—ELECTION OF CHAIRMAN OF THE BOARD OF DIRECTORS

EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE

As required by the New Swiss Legislation (see “2014 Extraordinary General Meeting Proxy Summary – Summary of Recent Developments in Swiss Law”), our shareholders elected Steven J. Demetriou at our Annual General Meeting of Shareholders on May 7, 2014 for a one-year term as the Chairman of our Board of Directors. Since it is anticipated that Mr. Demetriou will resign from our Board of Directors effective as of the Offer closing, pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Ian P. McHoul for election as the Chairman of our Board of Directors for a term that will begin on the Election Effective Date and expire at our Annual General Meeting of Shareholders to be held in 2015, thereby replacing Mr. Demetriou as of the Election Effective Date. As described above, the Board of Directors determined that the Chairman of our Board of Directors and our Chief Executive Officer should be separate positions.

Our Board of Directors has also determined that, as of the date of this proxy statement, Mr. McHoul is independent. However, since the AMEC Nominees are being elected upon the instruction of AMEC pursuant to the Implementation Agreement, upon the Offer closing, Mr. McHoul will not be considered independent. However, at such time it is expected that our Company will be a “controlled company” as that concept is defined in the applicable listing standards of NASDAQ and will thereby not be subject to the relevant director independence standards of NASDAQ.

Mr. McHoul has been Chief Financial Officer and an executive director of AMEC since September 2008. He is also currently a member of the board of directors of Britvic plc and he previously served as a non-executive director of Premier Foods plc. Our Board of Directors believes he is well qualified to serve as Chairman of our Board of Directors due to his substantial corporate financial management, strategic and reporting expertise, his strong understanding of the engineering, procurement and construction industry and his experience as a director of other publicly traded companies (see “Election of Directors – Agenda Item 1 – Election of Three Directors Effective as of the Election Effective Date”).

If Mr. McHoul is not elected as a member of the Board of Directors (Agenda Item 1) or as our Chairman of the Board of Directors (Agenda Item 2), our Board of Directors may appoint, prior to or during the Extraordinary General Meeting, another nominee from among its elected members (see Agenda Item 1) for election as Chairman of the Board of Directors, in which case the independent proxy will vote for the substitute nominee selected by the Board of Directors if instructed so by you on the proxy card. Our Board of Directors may also call for an additional extraordinary general meeting at which Mr. McHoul (or another nominee) is proposed for election again, with the Board appointing an interim chairman until such meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF IAN P. MCHOUL AS THE CHAIRMAN OF OUR BOARD OF DIRECTORS FOR A TERM THAT WILL BEGIN ON THE ELECTION EFFECTIVE DATE AND EXPIRE AT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2015.

Committees of Our Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Governance and Nominating Committee and the Compensation and Executive Development Committee. Each member of these committees, and each nominee for the Compensation and Executive Development Committee, is “independent” under the NASDAQ listing standards. Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/who-we-are/corporate-governance. The charters may also be obtained upon request by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, Facsimile: +1 908 730-5300 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Facsimile: +41 41 748 4321. In addition, the Board of Directors has established an ad hoc Special Projects Committee, which is referenced above under “Election of Directors — Agenda Item 1 — Election of Three Directors Effective as of the Election Effective Date — Director Compensation — Compensation for 2013.”

Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates the members and chairpersons of the Audit Committee and the Governance and Nominating Committee. The current members of our Compensation and Executive Development Committee were designated by our Board of Directors. Due to the New Swiss Legislation (see “2014 Extraordinary General Meeting Proxy Summary – Summary of Recent Developments in Swiss Law”), beginning at the Annual General Meeting of Shareholders on May 7, 2014, our shareholders will annually elect the members of the Compensation and Executive Development Committee.

Audit Committee

The members of our Audit Committee are currently Mr. Daley, Chairperson, Mr. Galante, Dr. Malcolm, Ms. Newby and Ms. Tart-Bezer. During 2013, this Committee held four meetings.

Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent registered public accounting firm, (4) the effectiveness of our internal control over financial reporting and (5) the performance of our internal audit function and our independent registered public accounting firm.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and proposes to the Board of Directors “a publicly supervised auditor” (as the term is defined in Art. 727b of the Swiss Code of Obligations and in the Federal Law on the admission and supervision of audit firms) for election as our Swiss independent auditor by our shareholders. The functions of this Committee include:

•	Reviewing compliance with our policies;

•	Annually reviewing the status of any significant litigation;

•	Reviewing with our independent registered public accounting firm and management the results of the audit, our financial statements and our system of internal accounting control;

•	Pre-approving fees of the independent registered public accounting firm;

•

Reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or Form 10-Q with the SEC, including a review of the items required by PCAOB Auditing Standard No. 16, “Communications with Audit Committees”;

•

Receiving from the independent registered public accounting firm the written disclosures and letter regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence required by the rules of the Public Company Accounting Oversight Board as in effect at that time and discussing with the independent registered public accounting firm such firm’s independence;

•

Reviewing with management and the Swiss independent auditors the annual financial statements required under Swiss law and the report of the Swiss independent auditors thereon, and the additional financial statement disclosures and commentary required by Swiss law; and

•	Annually reviewing and assessing the Audit Committee charter.

Our Audit Committee members meet separately with representatives of our independent registered public accounting firm at each Audit Committee meeting.

Governance and Nominating Committee

The members of our Governance and Nominating Committee are currently Ms. Newby, Chairperson, Mr. Demetriou, Dr. Malcolm and Mr. Reichstul. From January 1, 2013 through December 31, 2013, this Committee was comprised of Ms. Newby, Chairperson, Mr. Demetriou, Dr. Malcolm, Mr. Quarta and Mr. Reichstul. During 2013, this Committee held three meetings.

The functions of this Committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering other matters of corporate governance.

Compensation and Executive Development Committee

The members of our Compensation and Executive Development Committee are currently Mr. Galante, Chairperson, Mr. Daley, Mr. Reichstul and Ms. Tart-Bezer and each of them was elected to the Compensation and Executive Development Committee at our Annual General Meeting of Shareholders on May 7, 2014. From January 1, 2013 through December 31, 2013, this Committee was comprised of Mr. Galante, Chairperson, Mr. Daley, Mr. Quarta, Mr. Reichstul and Ms. Tart-Bezer. During 2013, this Committee held five meetings.

The functions of this Committee include assisting our Board of Directors with their responsibilities relating to compensation of our directors, Chief Executive Officer and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation and long-term incentive compensation, including the award of stock options, restricted Shares or other equity rights, for executive officers, as further described in “Compensation Discussion and Analysis” below. The Compensation and Executive Development Committee also reviews executive development and succession plans with the Chief Executive Officer. In addition, this Committee acts as the administrator of our benefits and compensation plans, including our Omnibus Incentive Plan and it has the authority to terminate or materially amend the Foster Wheeler Inc. Salaried Employees Pension Plan or the Foster Wheeler Inc. 401(k) Plan.

AGENDA ITEM 3—ELECTION OF MEMBERS OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE

Due to the New Swiss Legislation (see “2014 Extraordinary General Meeting Proxy Summary – Summary of Recent Developments in Swiss Law”), pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Tarun Bafna, Samir Y. Brikho and Ian P. McHoul for election as members of the Compensation and Executive Development Committee of the Board of Directors for a term of office which will begin on the Election Effective Date and expire at our Annual General Meeting of Shareholders to be held in 2015. In accordance with the Implementation Agreement, each of these nominees was nominated in writing by AMEC, who is not a Company security holder. As described earlier in this proxy statement, our Board of Directors has determined, as of the date of this proxy statement, that each of these nominees is independent in accordance with applicable NASDAQ listing standards (see “Corporate Governance – Director Independence”), including the enhanced independence standards applicable to compensation committee members under new NASDAQ listing standards. However, as described earlier in this proxy statement, our Board of Directors has determined that these individuals will not be independent under the applicable NASDAQ listing standards upon the Offer closing. At such time, it is expected that our Company will be a “controlled company” as that concept is defined in the applicable listing standards of NASDAQ and will thereby not be subject to the NASDAQ listing standard requirement which requires an independent compensation committee.

Information regarding Messrs. Bafna, Brikho and McHoul is provided earlier in this proxy statement, under the caption “Nominees for Election at this Extraordinary General Meeting”.

If either or both of these individuals are not elected as members of the Board of Directors (Agenda Item 1) or as members of our Compensation and Executive Development Committee (Agenda Item 3), our Board of Directors may either select substitute nominees after identifying suitable candidates or, if the existence of a committee is ensured, determine not to select substitute nominees. The independent proxy will vote for any substitute nominees selected by the Board of Directors if instructed so by you on the proxy card.

The chairperson of the Compensation and Executive Development Committee will be elected by the Board from among the Committee members. Provided that all nominees of the Compensation and Executive Development Committee are elected as proposed by the Board of Directors in this Agenda Item 3, it is intended that Mr. Brikho shall be appointed chairperson of this committee, effective as of the Election Effective Date.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF TARUN BAFNA, SAMIR Y. BRIKHO AND IAN P. MCHOUL AS MEMBERS OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE OF OUR BOARD OF DIRECTORS FOR A TERM THAT WILL BEGIN ON THE ELECTION EFFECTIVE DATE AND EXPIRE AT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2015.

The Role of the Board of Directors in the Oversight of Risk Management

The Audit Committee’s charter provides that the Audit Committee has the responsibility to discuss guidelines and policies with respect to risk assessment and risk management and discuss with management our major financial and enterprise risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks that we face and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the view of the Board of Directors as to the appropriate level of risk in light of general business conditions. While the Board of Directors and the Audit Committee oversee the Company’s risk management, our management is responsible for day-to-day risk management processes. Management assists the Audit Committee and the Board of Directors in the discharge of their responsibilities with respect to risk management oversight, as described below.

We have a Project Risk Management Group, or PRMG, that plays an integral role in our risk management process, whereby senior management takes a direct and active approach to managing the risks facing our business. The Vice President of PRMG reports directly to the Chief Executive Officer and the group is responsible for:

•	Setting risk management policy for proposal and contract operations in order to protect us from losses related to contracting operations;

•	Establishing risk management policies and reviewing risk management procedures at our operating units; and

•	Providing and encouraging industry best practices in operational risk management.

The PRMG, which categorizes all new business into three categories by risk, must approve all bids exceeding certain risk thresholds and any departures from our contracting policy. In addition, departures from certain key contractual protections also require the approval of the Chief Executive Officer of the relevant business group, as well as the approval of the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer. The Chief Executive Officer reports to the Audit Committee and/or the Board of Directors on significant risks identified through the PRMG process as they arise.

Our senior management team, including our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Corporate Compliance Officer and Vice President of PRMG, is directly and actively involved in management of risks stemming from or relating to our business and has also assumed primary responsibility for reporting to the Audit Committee and/or the Board of Directors on a regular basis regarding material risks and our response to managing those risks. The Board of Directors has approved, based upon the recommendation of management, an enterprise risk management oversight program consisting of the following elements:

•

Risk management systems design—the Board of Directors will review the adequacy of the overall design of our risk management system periodically and receives quarterly updates on the adoption of new corporate policies or material revisions to such policies;

•

Capabilities and adequacy of resources dedicated to risk management—in addition to reviewing the capabilities and adequacy of internal audit resources and resources dedicated to compliance with assessing the effectiveness of our internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 on a quarterly basis, the Audit Committee will review the capabilities and adequacy of resources dedicated to risk management, including the PRMG, on an annual basis;

•	Compliance with the risk management system—the Audit Committee receives quarterly reports on internal audit activities and compliance matters; and

•

Review of specific risks—the Audit Committee receive reports on certain specified risks on a quarterly or annual basis. In addition, senior management also presents a risk assessment to the Audit Committee on an annual basis and provides the Audit Committee with an update on key risks and mitigation actions taken in response to those risks on a quarterly basis.

Risks Related to Compensation Policies and Practices

After reviewing an annual risk assessment of our compensation policies and practices conducted by management, the Compensation and Executive Development Committee does not believe there are any risks from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us. When making this determination, the Compensation and Executive Development Committee considered, among other things, that:

•	Base salaries and retirement benefits do not create material risks to us because they are not incentive-based;

•	We do not maintain any material commission-based compensation plans;

•

The Compensation and Executive Development Committee helps mitigate risks through its oversight of our compensation programs, including approval of targets and payouts under our short-term incentive plan and the design of our long-term incentive program;

•	The Compensation and Executive Development Committee approves all awards to Section 16 officers;

•	Our long-term incentive program does not include objectives or targets based on volume of work booked;

•	Awards under the long-term incentive program generally vest over a three-year period, thereby providing balance between annual and long-term incentives;

•

Our long-term incentive plan includes a provision that entitles us to cause a forfeiture of a participant’s equity and recoup profits from sales in the six month period preceding a termination for cause, which includes, among other things, gross negligence/willful misconduct and breach of fiduciary duty to us;

•	Payouts under the short-term incentive plan are capped at two times the award opportunity;

•

Targets under our short-term incentive plan are set at the Corporate and Business Group level based on multiple metrics, including achievement of a financial metric and progress toward key initiatives (see “Executive Compensation – Compensation Discussion and Analysis – Part 3: Elements of Executive Compensation – Overview – Short-Term Incentive Compensation – 2013 STI Performance Multiplier”);

•

We have an executive officer compensation recoupment policy, pursuant to which the Compensation and Executive Development Committee may recover incentive-based compensation granted under our short-term incentive plan in certain circumstances (see “Executive Compensation – Compensation Discussion and Analysis – Part 3: Elements of Executive Compensation – Other Compensation Policies – Recoupment/Clawback Policy”);

•

We maintain stock ownership guidelines that are applicable to certain of our officers (see “Executive Compensation – Compensation Discussion and Analysis – Part 3: Elements of Executive Compensation – Other Compensation Policies – Share Ownership Guidelines”); and

•	Our insider trading policy is applicable to all employees and it prohibits “short sales” of our securities, as well as the purchase or sale of put options and call options related to our securities.

Director Nomination Process

Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated by our Board of Directors for election as directors. In addition, shareholders may nominate candidates for election as directors.

Qualifications

With respect to identifying and evaluating director candidates, we believe that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses. Each director should have in-depth experience in at least one area of importance to us, as described below. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole.

Our Governance and Nominating Committee has established a list of qualifications that the Committee will consider when evaluating director nominees. The qualifications consist principally of personal characteristics, such as intelligence, integrity and an ability to work collaboratively, and qualifications based on experience and knowledge. The experience and knowledge characteristics are:

•	A general understanding of energy related businesses, and specifically experience and/or an understanding of the oil, gas, and chemical sectors;

•	A general understanding of professional service businesses and specifically the engineering, procurement, and construction industry;

•	Regional expertise in areas of the world which are important to us;

•	Financial services and/or all aspects of corporate finance experience;

•	Specific legal experience and knowledge with a publicly traded company engaging in global business; and/or

•	Global government/public policy, communications and public affairs experience.

In addition, the Governance and Nominating Committee considers the following experiences highly desirable and additive to the characteristics described above:

•	Currently active or former chairman or chief executive officer or other relevant senior leadership experience;

•	Currently active or former chief financial officer or other relevant corporate financial management experience;

•	Experience in energy related businesses;

•	Currently active or retired from serving on other publicly traded corporate boards; and/or

•	Experience and understanding of corporate governance best practices.

Our Corporate Governance Guidelines provide that the Board of Directors “evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience, skills and perspectives in these various areas.” Consistent with the Corporate Governance Guidelines, when considering director nominations, the Board of Directors considers (i) the diversity of the experiences, skills and backgrounds of the members of the Board of Directors in the aggregate, and (ii) how the nominee will contribute to the aggregate experiences and skills of the Board of Directors. In addition, the Board of Directors is cognizant of ensuring that a diversity of perspectives is represented on the Board of Directors when considering director nominations.

The AMEC Nominees have been nominated to our Board of Directors pursuant to the Implementation Agreement and not in accordance with our Corporate Governance Guidelines and our standard nomination procedures.

Director Candidates Submitted by Shareholders

Shareholders entitled to vote for the election of directors at an Annual General Meeting of Shareholders may recommend director candidates for consideration by our Governance and Nominating Committee. Our Governance and Nominating Committee will evaluate any director candidate recommended by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to nominate the candidate in the proxy statement. Any shareholder who wishes to recommend a prospective director candidate should submit the name and qualifications of the prospective candidate to the Secretary in writing at Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee. See “Other Matters – Deadline for Shareholder Agenda Items and Director Nominations for the 2015 Annual General Meeting of Shareholders”.

In addition, shareholders may nominate individuals for election to our Board of Directors. A shareholder’s notice to directly nominate an individual for election as a director at our Annual General Meeting of Shareholders must be received by the Corporate Secretary at our principal executive offices not less than 45 calendar days in advance of the anniversary of the date that we commenced the mailing of our proxy statement for the previous year’s Annual General Meeting of Shareholders. The shareholder’s notice must provide information about the nominee and other information required by our Articles of Association, which are filed as an exhibit to our Annual Report on Form 10-K. Alternatively, a copy of our Articles of Association can be obtained by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland. See “Other Matters – Deadline for Shareholder Agenda Items and Director Nominations for the 2015 Annual General Meeting of Shareholders”.

Board of Director Meetings and Executive Sessions of the Independent Directors

During 2013, our Board of Directors held seven meetings. Each director currently serving attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served in 2013.

The independent members of our Board of Directors meet in executive session at each meeting of our Board of Directors. The executive sessions, in which only independent directors participate, are chaired by Mr. Demetriou, the Non-Executive Chairman of the Board of Directors, who is an independent director.

Attendance of Board Members at the Annual General Meeting of Shareholders

We have not adopted a policy regarding attendance of Board of Director members at the Annual General Meeting of Shareholders. All of the then current members of our Board of Directors, with the exception of Ms. Newby, were in attendance at the Annual General Meeting of Shareholders held on May 2, 2013.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ listing standards. In 2013, our Board of Directors did not grant any waivers of our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/who-we-are/corporate-governance. A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland.

Communicating with Directors

Shareholders and interested parties may communicate directly with Mr. Demetriou, the Chairman of our Board of Directors, or the non-employee directors as a group by mailing such communications to Chairman, c/o Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000. Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com. Such communications may be confidential and/or anonymous.

Compensation and Executive Development Committee Interlocks and Insider Participation

The members of our Compensation and Executive Development Committee are currently Mr. Galante, Chairperson, Mr. Daley, Mr. Reichstul and Ms. Tart-Bezer. From January 1, 2013 through December 31, 2013, this Committee was comprised of Mr. Galante, Chairperson, Mr. Daley, Mr. Quarta, Mr. Reichstul and Ms. Tart-Bezer. None of the members of our Compensation and Executive Development Committee during 2013 are former or current officers or employees of us or any of our subsidiaries. In addition, none of Mr. Bafna, Mr. Brikho or Mr. McHoul is a former or current officer or employee of us or any of our subsidiaries.

Indemnification of Directors and Executive Officers

Effective October 15, 2013, we renewed insurance policies for a term of one year in respect of indemnification of directors and executive officers. The scope of these policies is similar to coverage under the prior policies held by us.

In addition, we have entered into Indemnification Agreements with our directors and executive officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law. Our form of Indemnification Agreement was filed with the SEC as Exhibit 10.10 to our Current Report on Form 8-K filed on February 9, 2009.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of Foster Wheeler AG operates under a written charter most recently amended by the Company’s Board of Directors on August 6, 2013. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee is currently comprised of five directors, all of whom are “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable NASDAQ listing standards.

Management and our Board of Directors are responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, which we refer to as PwC, is responsible for auditing the Company’s consolidated financial statements included in its Annual Report on Form 10-K and its internal control over financial reporting and expressing opinions thereon. The Company’s independent auditor, PricewaterhouseCoopers AG, Zurich, Switzerland, which we refer to as PwC AG, is responsible for auditing the Company’s consolidated financial statements and its Swiss statutory financial statements and expressing opinions thereon. The Audit Committee’s responsibilities include monitoring and reviewing financial reporting and related processes and procedures.

During 2013, the Audit Committee held four meetings. With regard to 2013, the Audit Committee, among other things:

(1)

reviewed and discussed with management, the internal auditors and PwC, the Company’s audited consolidated financial statements as well as its internal control over financial reporting as of and for the year ended December 31, 2013;

(2)	discussed with PwC all matters required by PCAOB Auditing Standard No. 16, “Communications with Audit Committees”;

(3)

obtained from PwC the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communication with the Audit Committee concerning independence, discussed with PwC its independence and satisfied itself as to PwC’s independence. The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC’s independence, and concluded that PwC is independent from the Company and its management. The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

(4)

discussed with the internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of its financial reporting;

(5)

recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibility described above and in the Audit Committee charter;

(6)	recommended that our Board of Directors propose the election of PwC AG as the Company’s independent auditor for the year ending December 31, 2014; and

(7)

appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2014 and recommended that the Company’s Board of Directors propose the ratification of such appointment to our shareholders.

The Audit Committee:

Clayton C. Daley, Jr., Chairperson

Edward G. Galante

John M. Malcolm

Stephanie S. Newby

Maureen B. Tart-Bezer

Audit Committee Financial Experts

Our Board of Directors has determined that Mr. Daley and Mses. Newby and Tart-Bezer, as well as Mr. McHoul, are each an “Audit Committee Financial Expert,” as defined by the SEC. Our Board of Directors has also determined that each of these directors is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of NASDAQ, and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Fees

The following table presents fees for audit services rendered by PwC and all member firms in its global network for the audit of our annual financial statements for the years ended December 31, 2013 and December 31, 2012 and fees for other services rendered by PwC and all member firms in its global network during those periods.

	Year Ended
	December 31, 2013	December 31, 2012

Audit fees (1)	$5,815,970	$5,930,076
Audit-related fees (2)	552,910	30,700
Tax fees (3)	2,592,790	1,982,700
All other fees (4)	72,350	13,000
Total	$9,034,020	$7,956,476

(1)

Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings, including fees for the audits of the Swiss consolidated and statutory accounts. The audit fees include fees related to the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

(2)

Represents fees for consultations on accounting matters, audits of and consultations regarding certain employee benefit plans and audit or review services in connection with certain reports filed with regulatory agencies. In addition, the audit-related fees in 2013 include fees related to financial due diligence.

(3)	Represents fees for tax compliance and assistance with tax planning. Tax compliance fees were $912,247 and $810,020 in 2013 and 2012, respectively.

(4)

Represents fees for an accounting research software license, access to an online compensation benchmarking database and advisory services related to management’s assessment of the structure of the finance organization and sharing of best practices related to shared service centers.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing (subject to ratification by our shareholders), approving the compensation of, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. This policy provides for an annual budget, including a description of the nature of the proposed services to be performed, and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

Our Independent Auditor and Independent Registered Public Accounting Firm

Under Swiss law, our shareholders must elect an independent auditor (“Revisionsstelle”) for certain tasks, including the audit of our consolidated financial statements as well as our statutory financial statements. Such independent auditor must be registered with the commercial register in Switzerland and admitted by the Federal Auditor Supervisory Board of Switzerland. At our Annual General Meeting of Shareholders on May 7, 2014, our shareholders re-elected PwC AG as our independent auditors for the year ending December 31, 2014. PwC AG is the Swiss affiliate of PwC, which was appointed by our Audit Committee as our independent registered public accounting firm for the year ending December 31, 2014. In addition, at our Annual General Meeting of Shareholders on May 7, 2014, our shareholders ratified, on a non-binding basis, the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2014. Representatives of PwC AG and PwC do not expect to attend the Extraordinary General Meeting.

EXECUTIVE OFFICERS

Information regarding Mr. Masters, our President and Chief Executive Officer, is provided earlier in this proxy statement under the caption “Current Directors.”

Franco Baseotto

Mr. Baseotto, who is 55 years old, has been employed by us for 23 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States. Mr. Baseotto has served as our Executive Vice President and Chief Financial Officer since August 13, 2007. Mr. Baseotto was also elected our Treasurer on January 31, 2008. From July 2005 to August 2007, Mr. Baseotto served as the Financial Leader of our Global E&C Group and, from October 2003 to August 2007, as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group. From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States and which we refer to as FWI. From June 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.

Michelle K. Davies

Ms. Davies, who is 54 years old, was elected our Executive Vice President and General Counsel, effective November 1, 2011, and Corporate Secretary, effective April 7, 2011. She served as our Acting General Counsel from January 1, 2010 through October 31, 2011. From October 2008 until January 2010, Ms. Davies served as General Counsel for Foster Wheeler Energy Limited, our largest indirect, wholly-owned subsidiary. Prior to joining us, Ms. Davies was the Group Legal Director and Company Secretary and Member of the Executive Committee of English Welsh & Scottish Railway Limited from July 2001 until July 2008. From April 1997 to April 2001, she served as Head of Legal and Regulatory Affairs and Company Secretary for NIREX Limited. Ms. Davies has more than 28 years of experience in complex corporate legal matters.

Rakesh K. Jindal

Mr. Jindal, who is 55 years old, was elected our Vice President of Tax on January 25, 2005. From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director of FWI, and, from December 1996 until June 2000, he served as Assistant Director of Tax of FWI.

Gary T. Nedelka

Mr. Nedelka, who is 60 years old, has been employed by us for 33 years, serving us and our subsidiaries in various positions of increasing responsibility in commercial operations and engineering management. Mr. Nedelka was promoted to the position of Chief Executive Officer of our Global Power Group, effective January 1, 2009. Prior to his current position, Mr. Nedelka served as President and Chief Executive Officer of Foster Wheeler North America Corp., an indirect, wholly-owned subsidiary within our Global Power Group, since 2006. From 2000 to 2006, Mr. Nedelka served as President and General Manager of our operating companies in China. Mr. Nedelka also serves as a director of Cotton Holdings, Inc., a leading disaster services company providing restoration and disaster recovery services.

Jonathan C. Nield

Mr. Nield, who is 50 years old, has served as our Vice President, Project Risk Management since May 1, 2011. Mr. Nield has been employed by us for 27 years. He was a director of Foster Wheeler Energy Limited from September 2006 through February 2012 and he has served in various executive positions with that company, including as Director, Operations, from August 2006 to December 2009, and Director, Project Executive, from January 2010 to December 2010.

Roberto Penno

Mr. Penno, who is 54 years old, was appointed Chief Executive Officer of the Company’s Global E&C Group, effective November 11, 2013. Prior to his appointment, Mr. Penno served as Chief Executive Officer of the Global E&C Group’s Asia-Pacific Region. Mr. Penno has been employed by us for 25 years. Mr. Penno has served in a variety of positions with the Company, including managing director of Global Sales, Marketing and Strategic Planning; director of commercial operations for Foster Wheeler Asia Pacific; and other senior roles in operating unit management, sales and commercial management in Europe, Asia and the U.S.

Stephen Rostron

Mr. Rostron, who is 52 years old, was elected our Vice President and Chief Corporate Compliance Officer as of August 27, 2013. Mr. Rostron served as the global Internal Audit Director for Subsea 7 from January 2010 through August 2013. Prior to that, he was an Associate Partner with Deloitte for a number of years working in Enterprise Risk and he has held various audit, risk and control positions within the United Kingdom and elsewhere. Combined he has nearly 30 years of experience in audit, risk and control.

Beth B. Sexton

Ms. Sexton, who is 57 years old, was elected our Executive Vice President of Human Resources on April 7, 2008. Prior to joining us, Ms. Sexton was Senior Vice President of Human Resources for IKON Office Solutions from March 1998 to February 2008 and Vice President of Human Resources for IKON Office Solutions from March 1996 to February 1998. Ms. Sexton also previously held a series of positions in human resource management with increasing responsibilities at CH2M Hill from April 1987 to March 1996.

Lisa Z. Wood

Ms. Wood, who is 47 years old, was elected our Vice President and Controller on June 21, 2007. Ms. Wood has been employed by us for 16 years. From March 2003 until June 2007, Ms. Wood served as Chief Accounting Officer of FWI, and from August 1997 until March 2003, she served in various financial positions at FWI.

Former Executive Officers Who Are Named Executive Officers for 2013

Umberto della Sala

Mr. della Sala was employed by us for 40 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States, until his retirement on December 31, 2013. Mr. della Sala was named our Interim Chief Executive Officer on October 22, 2010 and continued to serve in that role until September 30, 2011. Mr. della Sala was named our President and Chief Operating Officer on January 30, 2007, a role he continued to fill until his retirement. Prior to his appointment as our President and Chief Operating Officer, from June 2005 through November 10, 2013, Mr. della Sala served as Chief Executive Officer of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group), and he also served as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group, from 2001 until January 1, 2010. He also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, an indirect, wholly-owned subsidiary within our Global E&C Group, from 1997 to 2000. Mr. della Sala, who is 66 years old, became a member of our Board of Directors in 2011. In connection with his retirement from the Company on December 31, 2013, Mr. della Sala did not stand for re-election as a director at our Annual General Meeting of Shareholders on May 7, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) we provide details of the executive compensation program for our Chief Executive Officer and certain other members of our executive team. The Named Executive Officers (“NEOs”) for 2013 were as follows:

Current Officers (“Executives”)

•	J. Kent Masters, President and Chief Executive Officer (“CEO”);
•	Franco Baseotto, Executive Vice President, Chief Financial Officer and Treasurer;
•	Roberto Penno, Chief Executive Officer, Engineering & Construction (“E&C”), who was promoted to this position and became an executive officer on November 11, 2013; and
•	Beth B. Sexton, Executive Vice President of Human Resources

Former Officer (“Former Executive”)

•

Umberto della Sala, former President and Chief Operating Officer, whose last day of employment with us was December 31, 2013 (for information regarding Mr. della Sala, see “Executive Officers – Former Executive Officers Who Are Named Executive Officers for 2013”)

This CD&A is organized into the following sections:

Part 1

Executive Summary

2013 business summary, 2013 NEO compensation program, summary of our CEO’s compensation for 2013, pay for performance, results of our most recent say-on-pay vote and compensation review

Page 37
Part 2	Our Approach to Executive Compensation Compensation philosophy and objectives, and how we determine executive compensation	Page 41
Part 3	Elements of Executive Compensation Each element of our Executive compensation program in 2013 and other compensation policies	Page 43
Part 4	Other Information Former Executive compensation in 2013, fees incurred for compensation consultant and compensation consultant independence and conflict of interest assessment	Page 55

Following the CD&A is the Compensation and Executive Development Committee (the “Committee”) Report on Executive Compensation and the compensation tables that provide more detailed information about the compensation paid to our NEOs.

Part 1: Executive Summary

2013 Business Summary

We continued to demonstrate solid business performance in 2013. Our business highlights were as follows:

•	Reported a record-level of scope new orders, scope backlog and man-hours in backlog in the Global E&C Group.
•

Began to see the benefits of a revamped organizational structure for our Global E&C Group. The new E&C structure was designed to better support our growth strategy of business line diversification and expansion of our geographic footprint.

•	Invested approximately $150 million to purchase more than six million Shares of our common stock.
•	Completed two strategic “bolt-on” acquisitions in our Global E&C Group.
•	Implemented cost reduction programs in the two operating groups and in corporate center.

2013 NEO Compensation Program

Overview

The following is a summary of our compensation program as detailed in this CD&A:

•

Compensation Objectives: Our executive compensation program is designed to attract, motivate and retain talented executives to achieve our business goals, and deliver sustained high performance and long-term value for our shareholders.

•

Components of Compensation: Our executive compensation is comprised of three main components: base salary, cash-based short-term incentives and equity-based long-term incentives. We do not maintain any supplemental retirement plans for our NEOs and our NEOs are provided with limited perquisites.

•	Pay for Performance: A significant proportion of executive compensation is weighted towards pay that is at risk and performance-based.
•	Short-Term Incentives: Short-term incentive (“STI”) payments are dependent on the achievement of financial metrics and key initiatives.
•

Long-Term Incentives: We grant a mix of equity under our long-term incentive (“LTI”) program to achieve our objectives of focusing NEOs’ efforts on the achievement of sustainable and long-term growth by the Company, aligning NEO rewards with shareholders’ interests and assisting in the motivation and retention of our management.

•

Equity Awards Tied to TSR: Vesting of the restricted share units with performance goals (“PRSUs”) granted in 2013 is subject to Foster Wheeler’s total shareholder return (“TSR”) relative to the TSR of a comparator group measured over a three-year period.

•	Share Ownership Guidelines: Our NEOs are subject to Share ownership guidelines which require them to hold between two times and six times their base pay in Foster Wheeler stock.
•

No Hedging and No Pledging: Our NEOs are prohibited from engaging in “short sales” or trading in derivative securities related to our securities. None of our NEOs or non-employee directors holds any of our Shares subject to pledge.

Highlights

The highlights of the compensation for our NEOs in 2013 were as follows:

•	Base Salary: Base salary was frozen in 2013 for our CEO. Of our other NEOs, only Mr. Penno received an increase in 2013.
•	STI Award: Performance measured against our STI metrics improved compared with our performance against the previous year’s STI metrics.
•

Long-Term Equity Incentive Awards: Performance-based equity awards granted in the form of PRSUs comprised at least 50% of the overall economic value of the annual award for each of the NEOs. The PRSUs have a three-year performance period and are earned based on our TSR performance over the performance period. The remaining portion of the annual award was granted in the form of time-vesting restricted share units (“RSUs”).

Changes to Compensation Program for 2013 and 2014

The Committee approved changes to our NEO compensation program for 2013 and 2014 in line with best practices:

•

Increase in Performance-Based Equity Awards: We increased the percentage of each NEO’s long-term incentive compensation granted in the form of PRSUs to a minimum of 50% of the overall economic value of the award.

•	Elimination of Stock Options: We eliminated the practice of granting stock options.
•

Adopted Executive Severance Plan: We adopted an executive severance plan for new Section 16 officers, eliminating the need to detail severance benefits in future executive employment agreements and giving us the flexibility to change severance terms to reflect market changes.

•	Adopted a Recoupment Policy: We adopted a recoupment (clawback) policy in respect of short-term incentive-based compensation granted to executive officers.
•

New Peer Group: We selected a new peer group to assess the competitiveness of our NEOs’ 2013 compensation. The new peer group excludes companies that are significantly larger than Foster Wheeler on the basis of revenue and market capitalization, and includes more engineering and construction companies.

•	No Tax Gross-Ups on Perquisites: We eliminated the practice of providing tax gross-up payments on perquisites for NEOs, effective as of January 1, 2013.
•

Target Compensation Levels: Our compensation philosophy has been to target base salaries for our NEOs at the median of the market, with target total direct compensation positioned between the median and 75th percentile, dependent on individual and Company performance and the NEO’s experience. Beginning with 2014 compensation, the Committee believes target total direct compensation should generally be targeted at the median. Total direct compensation is defined as base salary, target STI and grant-date economic value of long-term incentives.

CEO Compensation

An overview of Mr. Masters’ compensation arrangements for 2013 is provided below. Full details of the compensation are provided in the Summary Compensation Table.

Compensation Element	Amount/Value	Comment
Base Salary	$1,050,000	Unchanged from 2012
Short-term incentive awards	Earned at 116% of target, equal to $1,339,800	Target bonus was 110% of base salary, with a maximum bonus equal to 220% of base salary; unchanged from 2012
Long-term incentive awards	Total target economic value of $4,500,000

$2,350,000 (52% of total target economic value) granted in the form of PRSUs with a three-year performance period tied to TSR

$2,150,000 (48% of total target economic value) granted in the form of time-vesting RSUs

Pay for Performance

As demonstrated in the chart below, the value of our CEO’s realizable compensation for 2011, 2012 and 2013, as measured on December 31, 2013, exceeds his target total direct compensation for these three years by $4.5 million, due to the 72% increase in our stock price since the end of 2011. We believe this chart demonstrates that our CEO’s compensation is, as intended, largely at risk and closely and appropriately linked to performance, including the performance of our stock price.

(1)

Realizable compensation is defined as (i) base salary, (ii) the actual STI payout earned, (iii) aggregate value as of December 31, 2013 of RSUs granted during each year, (iv) aggregate in-the-money value as of December 31, 2013 of stock options granted during 2011 and 2012 and (v) for PRSUs, the aggregate value as of December 31, 2013 of the actual payout for awards for which the performance period has been completed and the target number of PRSUs for other outstanding awards. The PRSUs awarded for the 2011 to 2013 performance period are shown at 12.5% of maximum, since awards were earned at that level. The realizable value of stock option grants, RSUs and PRSUs is based on our closing stock price on December 31, 2013 of $33.00 per share. Excludes Mr. Masters’ sign-on equity grant of RSUs that was awarded to offset equity compensation he forfeited when he left his prior employer to join Foster Wheeler.

(2)	Mr. Masters was appointed Chief Executive Officer effective October 1, 2011. Thus, his base salary and annual bonus were pro-rated to reflect his hire date.

(3)

The value of Mr. Masters’ 2012 LTI award was governed by his employment agreement, which provided for an LTI award in 2012 of not less than $4,300,000, multiplied by a factor, the numerator of which was the number of days from his start date in October 2011 to the date the 2012 awards were granted, and the denominator of which was 365 days.

Results of Say-on-Pay Vote Regarding 2012 Compensation

Our 2012 NEO compensation program was strongly supported by our shareholders in 2013, with 94.4% of votes cast in favor of say-on-pay. As described in our 2013 proxy statement, the Committee undertook a comprehensive review of our executive compensation program in 2012 and management conducted a significant outreach program to our large shareholders as part of that process. The Committee made a number of changes to our 2013 compensation program as a result of this process. We believe the strong support of the say-on-pay vote in 2013 reflected the results of those changes.

Compensation Review

During 2013, the Committee, assisted by its independent compensation consultant, Deloitte Consulting LLP (“Deloitte” or the “Compensation Consultant”), undertook a review to consider alternatives to the design of our STI plan and LTI plan. This review included benchmarking our plans to leading practices in plan design, as well as our peer companies. With respect to the STI plan, the Committee determined that although no changes would be made to the performance multiplier and weightings, more objective and quantifiable metrics would be used for the key initiatives under the 2014 plan. With respect to the LTI plan, the Committee determined that the use of TSR was still an appropriate performance metric.

Part 2: Our Approach to Executive Compensation

Philosophy

Our executive compensation program is designed to attract, motivate and retain talented executives to achieve our business goals, and deliver sustained high performance and long-term value for our shareholders.

For 2013 our philosophy was to target base salaries for our NEOs at the median of the market, with target total direct compensation positioned between the median and 75th percentile, dependent on individual and Company performance and the Executive’s experience and responsibilities. For 2014, we will generally target total direct compensation at the median of the market.

In February 2013 when the Committee finalized its decisions on 2013 target compensation amounts for our NEOs who were serving at such date, the total direct compensation for the group was, on average, just above the median of the market based on then currently available market data.

Objectives

The objectives of our executive compensation program are to:

•	Attract and retain executive talent;
•	Pay for performance, with a significant proportion of compensation linked to both Company and individual performance; and
•	Maintain alignment with shareholders, with the use of appropriate long-term metrics and meaningful Share ownership requirements.

How Executive Compensation is Determined

Role of the Committee and the Board of Directors

The role of the Committee is to assist the Board of Directors in the discharge of its responsibilities relating to compensation of the CEO and other senior executives. The Board of Directors determines compensation for the CEO based on recommendations made by the Committee. The Committee determines and approves the compensation for the other NEOs. When making its recommendations and determinations, the Committee:

•	Evaluates all of the elements of the total compensation for each individual by reviewing market data and benchmarking to comparable roles in similar companies and sectors;
•	Considers the recommendations of the CEO and the advice of the Compensation Consultant;
•	Reviews the nature and scope of each NEO’s responsibilities and their effectiveness in supporting our short- and long-term goals; and
•	Reviews and evaluates performance against financial objectives and key initiatives.

Because Mr. Penno first became an executive officer on November 11, 2013, decisions relating to his compensation prior to that date were made by the Company’s Chief Operating Officer and the CEO. His compensation as an executive officer was, and will continue to be, determined and approved by the Committee.

Role of the Independent Compensation Consultant

The Committee seeks advice from an independent compensation consultant, who is engaged by and reports directly to the Committee. The Committee has retained Deloitte to serve in this role for 2013. Under the terms of its engagement, the main activities to be undertaken by the Compensation Consultant include:

•	Provision of advice and commentary on trends in executive compensation, including regulatory matters related to executive compensation;
•	Reviewing the suitability of companies that comprise the peer group for benchmarking purposes;
•	Conducting a competitive assessment of NEOs’ total compensation, and advising the Committee on proposed compensation adjustments recommended by the CEO;
•	Providing advice on the CEO’s compensation;
•	Providing advice on short-term and long-term incentive arrangements; and
•	Providing advice on other executive compensation issues.

Committee members have direct access to the Compensation Consultant, and they and the Compensation Consultant regularly meet in executive sessions that are not attended by any of our NEOs. A representative from Deloitte participated in all Committee meetings in 2013.

Please refer to Part 4 of this CD&A for information on the fees paid to Deloitte and our independence and conflict of interest assessment.

Role of Management

Members of management (who are invited to attend Committee meetings as and when appropriate) provide the Committee with input on compensation matters including background information, data as requested by the Committee and management’s views on incentive plan design. They do not provide the Committee with input on their own pay levels. Committee meetings are regularly attended by the CEO, the Executive Vice President of Human Resources and the Executive Vice President and General Counsel.

The CEO provides the Committee with his performance evaluation of the NEOs, other than himself. He makes compensation recommendations with respect to base salary, short-term incentive compensation and long-term incentive compensation for the NEOs other than himself. His recommendations, as well as advice from the Compensation Consultant, are the basis for discussion with the Committee; however, the Committee has final decision-making authority with respect to NEO compensation.

In determining performance metrics to be used for incentive plan purposes, the Committee takes into account the CEO’s input on the performance metrics, as well as, from time to time, competitive data on annual incentive plan metrics used by the companies in the compensation peer group, described below, as provided by its Compensation Consultant.

Peer Group and Survey Data

When assessing the competitiveness of our NEO compensation, the Committee considers data from two main sources: a peer group of similarly sized companies and compensation survey data.

The Committee believes the Company’s compensation peer group should be comprised of companies within the engineering and construction and oil and gas equipment and services industries with whom we compete for talent, customers and capital. As part of the review of our executive compensation program in 2012, the Committee reconsidered the composition of the compensation peer group. For determinations of 2013 target total direct compensation, the Committee used a revised compensation peer group to assess the competitiveness of our NEOs’ compensation. The new compensation peer group excludes companies that are significantly larger than Foster Wheeler on the basis of revenue and market capitalization, and includes more engineering and construction companies.

For determinations of 2013 target total direct compensation, the Committee utilized the following peer group:

AECOM Technologies Corporation AMEC plc Chicago Bridge & Iron Company N.V. Dresser-Rand Group Inc. EMCOR Group, Inc. Exterran Holdings, Inc. Flowserve Corporation	Jacobs Engineering Group, Inc. John Wood Group PLC KBR, Inc. McDermott International, Inc. Petrofac Limited The Shaw Group Inc.(1) URS Corporation
WorleyParsons Limited

(1)	The Shaw Group Inc. was acquired by Chicago Bridge & Iron Company N.V. on February 13, 2013.

In addition to this compensation peer group, compensation survey data for comparable positions in similarly sized United States companies in the engineering and construction, energy and manufacturing industries (the “survey group”) was also reviewed. Although our Executives are not based in the United States, the Committee believes that our pay practices should continue to reflect those of a United States company as long as the majority of our Shares are held by U.S. shareholders, and the U.S. continues to be one of the Company’s primary markets for executive talent.

Part 3: Elements of Executive Compensation

Compensation Mix

Although our executive compensation program is designed to attract and retain talented executives, we believe that the main driver of realized compensation should be business performance. Accordingly, a significant portion of executive compensation for our Executives and other senior executive officers is weighted towards pay that is at risk and performance-based.

Overview

Our NEO compensation program consists of the following elements:

Compensation Element	Description	Objective	2013 Actions
Base Salary	• Fixed compensation • Reviewed annually	• Provide a base level of fixed compensation to attract and retain executives	Base pay frozen for CEO and the Executives other than Mr. Penno
Short-term Incentive	• Variable compensation • Performance-based award determined by financial performance and achievement of key initiatives for the year • STI awards can range from 0 to 2x target award opportunity	• Motivate and reward executives for achieving annual goals	Executives received STI awards ranging from $297,032 to $1,339,800
Long-term Incentive

•  Variable compensation

•  Granted annually using a mix of RSUs and PRSUs to promote retention and reward long-term performance

•  Minimum of 50% of overall economic value of award is granted in the form of PRSUs, which have a three-year performance period based on TSR performance

• Align executive and shareholder interests • Motivate and reward sustained long-term performance • Promote retention • Promote Share ownership

Stock options eliminated

Increase in the portion of the award in PRSUs

Executives were granted LTI awards with economic values ranging from $400,000 to $4,500,000

The performance period for PRSUs granted in 2011 ended on December 31, 2013 and such awards achieved a payout level of 12.5% of the maximum award

Employee Benefits	• Fixed compensation • Includes retirement, health and welfare benefits available to other employees • No supplemental plans for Executives	• Provide health, well-being and financial security benefits	No significant changes
Perquisites and Other Benefits	• Fixed compensation • Includes business related and relocation benefits, where applicable	• Assist in attraction and retention	The practice of providing tax gross-up payments on perquisites was eliminated
Severance Benefits	• Post-employment compensation	• Provide temporary income replacement • Enable Company to make timely decisions with respect to changes in management	Adopted a severance plan for new executive officers

Base Salary

Base salaries are reviewed at the Committee’s February meeting, with increases effective as of the beginning of the calendar year in which they are approved. In reviewing base salaries for our Executives, the Committee considers individual and business performance, the level of experience and responsibility of the Executive and market data outlined in Part 2 above. The table below summarizes the base salaries approved for 2013.

Executive	Annual Base Salary as of December 31, 2013	Annual Base Salary as of December 31, 2012	% Change
J. Kent Masters	$1,050,000	$1,050,000	0%
Franco Baseotto	$561,000	$561,000	0%
Roberto Penno	$580,000	$436,512(1)	33%
Beth B. Sexton	$388,000	$388,000	0%

(1)

Represents Mr. Penno’s base salary of Singapore Dollars 533,025 converted to U.S. dollars using the exchange rate on December 31, 2012. His base pay was adjusted by the Committee on his appointment to the role of CEO E&C effective November 11, 2013. His current base pay, which is denominated in U.S. dollars, remains below the median for similar roles in the survey group.

Short-Term Incentive Compensation

Our short-term incentive (“STI”) plan gives Executives and other participating employees an opportunity to earn incentive compensation based on actual performance against pre-established metrics.

2013 STI Plan Target Award Opportunities

In February 2013, the Committee reviewed the target award opportunities for each of the Executives, other than Mr. Penno, taking into account market data and our 2013 philosophy of setting total direct compensation within the 50th to 75th percentiles of market data. No changes were made to the target award opportunities in 2013.

Executive	STI Target Award Opportunity (% of base salary)	STI Maximum Award Opportunity (% of base salary)
Mr. Masters	110%	220%
Mr. Baseotto	75%	150%
Mr. Penno(1)	60%	120%
Ms. Sexton	65%	130%

(1)	Effective January 1, 2014, the Committee approved an increase to Mr. Penno’s STI target and maximum award opportunities to 80% and 160%, respectively.

STI Plan Design and Setting Performance Targets

Working with the Compensation Consultant, the Committee regularly reviews the design of the STI plan to ensure it supports the Company’s strategy and key objectives. When reviewing the plan, the Committee also takes account of best practice in incentive design, peer group practices and proxy advisers’ preferences. No changes were made to the plan design for 2013.

Performance targets are approved annually by the Committee based on recommendations from the CEO. These performance targets are weighted between financial metrics and key initiatives, and together they comprise the STI performance multiplier.

The STI awards are calculated using the following formula:

Annual Base Salary x Target Award Opportunity x STI Performance Multiplier

2013 STI Performance Multiplier

The STI performance multiplier for 2013 consisted of the following components:

Executive	Performance Component	Weighting
Messrs. Masters and Baseotto and Ms. Sexton	Net Earnings	70%
	Corporate Center key initiatives	30%
Mr. Penno	E&C EBITDA	70%
	E&C key initiatives	30%

Net Earnings and EBITDA Targets (“Financial Metrics”)

The Financial Metrics for 2013 consisted of the following:

Performance Component	Achievement (2)	Percent of Target Award (2)
Consolidated net earnings(1)	$104.5 million	0%
	$138.7 million	50%
	$173.0 million	100%
	$207.3 million	150%
	$241.5 million	200%
E&C EBITDA(1)	$165.4 million	0%
	$192.9 million	50%
	$220.5 million	100%
	$248.1 million	150%
	$275.6 million	200%

(1)	Adjusted for certain operating and non-operating items and exclusions, as described in the table on page 48.
(2)	The bold border highlights the amounts to be achieved to meet our 2013 financial performance targets.

2013 Key Initiatives

The key initiatives for the Executives support and reinforce specific business goals and objectives. The key initiatives are approved by the Committee, based on recommendations from the CEO. Each initiative is split into a number of goals and supporting metrics. Achievement of or progress toward the key initiatives are measured for each of our two business groups and our corporate center.

The key initiatives for our NEOs for 2013 were as follows:

Messrs. Masters and Baseotto and Ms. Sexton
Key Initiative	Goals	Examples of Supporting Metrics
Safety	Meet or exceed global Health, Safety and Environmental (HSE) performance metrics	Achievement against total recordable injury rate (TRIR), lost time injury rates (LTIR) and certain leading indicators
Talent	Implementation of talent acquisition, retention and succession planning programs, supported by effective performance management tools	Assessment of management bench, including succession plans for key leadership positions Measurement of performance management and leadership programs
Organization	Deployment of effective and efficient processes and systems across the business units	Assessment of progress on functional roadmap objectives
Business Development	Implementation of global account management programs and global sale processes. Broaden business winning opportunities in our Global Power Group.	Assessment of global account management program and broadening of business winning opportunities
Cost Management	Implementation and management of cost saving and cost management programs and metrics	Measurement against cost saving targets and cost management metrics
Growth and Diversification strategy	Implementation of strategic initiatives within the businesses	Monitoring progress of strategic goals, such as acquisition of new companies and integration of completed acquisitions

Mr. Penno
Key Initiative	Goals	Examples of Supporting Metrics
Safety	Maintain top quartile HSE performance	Achievement against TRIR and LTIR
Talent	Recruitment of specific skills to support projected growth targets	Achievement of specific talent acquisitions
Organization	Deployment of effective and efficient processes and systems across E&C	Assessment of progress on functional roadmap objectives
Business winning	Implementation of account management processes	Monitoring of progress and number of winning bids
Growth and Diversification	Development of business lines and geographic expansion	Monitoring of progress against goals such as growth in bookings, and integration of businesses
Cost Savings	Deliver agreed cost saving initiatives	Measurement against cost saving targets

Assessing Performance against STI Performance Multiplier

Each quarter end, progress against the key initiatives is evaluated on a subjective basis by the CEO and management with support of quantitative metrics, including examples detailed in the above tables. After the end of the year, the corporate center and each business group perform a detailed self-evaluation of progress and achievement toward each key initiative and present recommended ratings to the CEO.

Each key initiative is given a proposed rating as measured against a 7-point scale, with a score of 4 out of 7 representing achievement of target levels or 100%. The key initiatives are weighted equally and are used to calculate an overall key initiatives rating for the corporate center and each business group, which is converted into a percentage multiplier component. The ratings are reviewed and challenged by the CEO prior to the ratings being recommended to the Committee. Achievement against the Financial Metrics also is measured after the end of the year. The final key initiative ratings and performance against the Financial Metrics are reviewed, evaluated and approved by the Committee.

2013 STI Plan Results and Awards Earned

In February 2014, the Committee was presented with the final key initiatives ratings and the achievement levels against the Financial Metrics for review, evaluation and approval. The Committee has discretion to adjust individual awards up or down. However, no award may exceed the maximum award opportunity. The Committee did not use its discretion to adjust any 2013 awards for the Executives, with the exception of the 2013 award to Ms. Sexton which the Committee adjusted upward to reflect her leadership of, and contribution towards, key group human resource initiatives throughout the year.

The table below summarizes achievement levels against the performance targets, the approved performance multipliers and actual STI awards earned for 2013:

Executive	Achievements Towards Financial Metric	Comparison to Financial Metric (1)	Performance Multiplier Components		Performance Multiplier	Actual STI Award
			Financial Metrics (70%)	Key Initiatives (30%)
Mr. Masters	$177.8 million consolidated adjusted net earnings(2)	$4.8 million over the $173.0 million target	106%	140%	116%	$1,339,800
Mr. Baseotto						$488,070
Ms. Sexton						$387,090(3)
Mr. Penno	$220.6 million EBITDA for E&C(4)	$0.1 million over the $220.5 million target	103%	132%	112%	$297,032

(1)

As described above under “Net Earnings and EBITDA Targets (“Financial Metrics”),” achievement of our 2013 financial performance targets would result in an award equal to 100% of the financial metric component of the individual target award opportunity, subject to adjustment as permitted in the discretion of the Committee.

(2)

For STI measurement purposes for 2013, the Committee excluded from consolidated net earnings certain charges and gains. The Committee believes the adjusted results better reflect our operating performance. The adjustments for 2013 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties on build, own and operate projects, an impairment charge at a waste-to-energy facility, restructuring costs, certain legacy projects and net asbestos charges. The net effect of these adjustments was to increase our reported consolidated net earnings attributable to Foster Wheeler AG of $97.2 million by $80.6 million.

(3)	The Committee used its discretion to adjust Ms. Sexton’s award upward to reflect her leadership of, and contribution towards, key group human resource initiatives throughout the year.

(4)

For STI measurement purposes for 2013, the Committee excluded certain charges and gains from E&C’s EBITDA. The Committee believes the adjusted results better reflect E&C’s operating performance. The adjustments for 2013 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties on build, own and operate projects, an impairment charge at a waste-to-energy facility, restructuring costs and certain legacy projects. The net effect of these adjustments was to increase E&C’s reported EBITDA of $183.9 million by $36.7 million.

Long-Term Incentive Compensation

Overview

The objectives of our LTI program are to focus Executives’ efforts on the achievement of sustainable and long-term growth by the Company, to align executive rewards with shareholders’ interests and to assist in the motivation and retention of our management.

Our practice is to use a mix of long-term incentives which best meet those objectives. Beginning in 2013, the practice of granting stock options was eliminated. At least 50% of the economic value of the annual LTI award for each Executive consisted of PRSUs with a three-year performance period tied to our TSR performance in order to increase the emphasis on performance-based awards and to enhance the link between pay and performance. The remaining portion of the annual LTI award was granted in time-vesting RSUs.

The Committee typically determines the dollar value (the “economic value”) to be granted to the Executives at its February meeting. In determining the economic value to be awarded, the prime considerations are market data, an Executive’s performance and potential future contributions. The Committee also takes into account any retention considerations.

Annual awards are made shortly after the February Committee meeting. From time to time the Committee will grant awards throughout the year to recognize events, such as when an individual is promoted, to reflect the increase in the scope of the role and responsibilities, or to recognize major contributions or milestones.

Details of the awards granted to our Executives in 2013 are as follows:

Executive	Grant Date	Economic Value(1)			Number of Share Units(1)
		PRSUs	RSUs	Total	PRSUs(2)	RSUs	Total
Mr. Masters	3/8/2013	$2,350,000	$2,150,000	$4,500,000	221,489(3)	101,319	322,808
Mr. Baseotto	3/8/2013	$525,000	$525,000	$1,050,000	49,481(3)	24,740	74,221
Mr. Penno	3/8/2013(4)	$250,000	$250,000	$500,000	23,562(3)	11,781	35,343
	12/2/2013(5)	$500,000	$500,000	$1,000,000	31,357(6)	15,678	47,035
Ms. Sexton	3/8/2013	$200,000	$200,000	$400,000	18,850(3)	9,425	28,275

(1)	Economic values are converted on the grant date into a maximum number of PRSUs and RSUs. Further details are provided in “LTI Practices: Compensation Methodology and Timing of Awards” below.
(2)	Represents the maximum number of PRSUs that will vest if the Company’s TSR percentile rank is at or above the 75th percentile of the comparator group.
(3)	Performance period is December 2012 to December 2015.
(4)	Mr. Penno was not an NEO at the time the 2013 annual grants were determined.
(5)

The grant to Mr. Penno in December 2013 was made following his appointment as CEO E&C. Due to the timing of this grant, the Committee determined that Mr. Penno will not be eligible for a 2014 annual grant.

(6)	Performance period is December 2013 to December 2016.

PRSUs

PRSUs represent restricted share units that are earned if certain pre-determined performance goals have been met. The terms of the PRSUs granted in 2013 are outlined below.

Performance Condition(1)	Foster Wheeler’s total shareholder return (TSR) among the TSR of a comparator group over the performance period. TSR measures the return delivered to shareholders through the change in Share price and any dividends paid (which are notionally reinvested for the purposes of this calculation)
Duration of Performance Period	Three years
Comparator Group	AECOM Technologies Corporation Chicago Bridge & Iron N.V. Fluor Corporation Granite Construction Inc. Jacobs Engineering Group Inc. KBR, Inc.	McDermott International, Inc. SNC-Lavalin Group Tutor Perini Corporation Technip Corporation URS Corporation WorleyParsons Limited
Vesting Scale(2)	Company’s TSR Percentile Rank	Corresponding Number of PRSUs Earned (as a percent of the maximum award)

	At or above 75th	100%
	At 50th	50%
	At 25th	12.5%
	Below 25th	0%

(1)	TSR has been chosen as the most appropriate measure as it allows for an objective external assessment over a sustained period on a basis which is familiar to shareholders.
(2)	Performance that falls between the performance levels will be interpolated on a linear basis to determine the vesting outcome.

Actual Results for PRSUs granted in 2011 (“2011 PRSUs”)

The performance period for the 2011 PRSUs ended on December 31, 2013. The number of PRSUs earned at the end of the performance period was dependent on the percentile ranking of the Company’s TSR among the comparator group. The payout level achieved and the corresponding percentage of PRSUs that vest is highlighted below:

Payout Level	Percentile Rank	% Vesting
Maximum Level	75th percentile	100% of maximum award
Target Level	50th percentile	45% of the maximum award
Threshold Level	25th percentile	12.5% of the maximum award
Minimum Level	Below 25th percentile	0% of the maximum award
Actual Level	25th percentile	12.5% of the maximum award

RSUs

RSUs generally represent one-half of the economic value of the annual LTI award for each Executive. Typically, 1/3 of the award vests on the first, second and third anniversary of the grant date based on continued

service with Foster Wheeler. We may grant RSUs to new employees as compensation for equity forfeited from their previous employer and generally those RSUs cliff vest on the third anniversary of the grant date.

LTI Practices: Compensation Methodology and Timing of Awards

Using a methodology approved by the Committee, the economic value of each award determined by the Committee is converted, at the grant date, into an award of an absolute number of PRSUs and RSUs, as follows:

Award	Methodology
PRSU	Divide economic value of the award by 50% of the Company’s closing Share price on the grant date to determine the maximum number of PRSUs that could be earned at the end of the performance period
RSU	Divide economic value of the award by the Company’s closing Share price on the grant date

The economic value of PRSU awards differs from the grant date fair value of such awards as presented in the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this proxy statement. The calculation, in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, of the grant date fair value of awards is discussed in greater detail below in Note 1 to the Summary Compensation Table for 2013.

We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information in a way that would be to the Executives’ advantage. Our policy is for the Committee to approve the awards for the applicable period which will then be granted during the next trading window. This ensures that equity awards are granted at the time that all material information has been disclosed. On the grant date, the number of PRSUs and RSUs are determined based on the closing Share price of our Shares on NASDAQ on that date. We do not backdate or re-price equity awards. Annual awards are typically granted in the first open window following the February Committee meeting. However, grants may be made in an open window at other times during the year, for example to reflect a promotion.

Retirement Plans and Retiree Medical

Until May 31, 2003, we maintained a qualified defined benefit pension plan in the United States. Since that time, no new participants were added to the U.S. plan and the benefits under the plan for participants were frozen. None of the Executives are eligible to participate in the defined benefit pension plan. We replaced the U.S. defined benefit plan with enhancements to our 401(k) plan, pursuant to which we match employee contributions up to approximately $15,300 per employee. Our Executives participate in the 401(k) plan on the same terms as other employees, except for Mr. Penno who is not eligible to participate in such plan. We do not offer supplemental retirement benefits.

We also maintain a program to provide health benefits to certain employees who retire from active service. Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits. The level of subsidy is based on a participant’s defined benefit pension plan service as of May 31, 2003, subject to an overall limit. None of the Executives are eligible to receive these post-retirement medical benefits.

Health and Welfare Benefits

We maintain a number of health and welfare programs to provide life, health and disability benefits to the employees of the Company. Our Executives participate in these plans on the same terms as other employees.

Perquisites

The perquisites we provide are not a material part of the Executives’ compensation packages. We reimburse certain Executives for fees associated with tax preparation, financial and estate planning services, an annual physical examination and home office equipment. In lieu of receiving a Company furnished vehicle, our Executives receive a car stipend or transportation allowance.

We eliminated the practice of providing tax gross-up payments on perquisites beginning in 2013.

Other Benefits

Providing relocation benefits and allowances is an important tool for us to recruit and retain talent in our increasingly mobile and global business environment. It is our practice to provide these benefits to employees, including Executives, who are required to relocate in connection with their employment. We believe that the incremental costs of providing relocation benefits and allowances to our Executives are outweighed by the economic benefits to the Company. Details of benefits provided to our Executives in 2013 are provided in the Summary Compensation Table.

Employment Agreements and Post-Employment Benefits

The Company has entered into written employment agreements with each of our Executives. Among other things, the agreements provide for certain severance payments, including severance payments and benefits that would be payable following a qualifying termination of employment within a specified number of months of a change in control. The inclusion of severance provisions in these agreements helps us make timely decisions with respect to changes in management. In the event of a change in control, we believe the interests of shareholders are best served if the interests of our Executives are aligned with them. Accordingly, we believe that our change in control arrangements incentivize our Executives to build shareholder value and obtain the highest value possible in the event of a possible acquisition despite the risk that the acquisition could result in the Executives losing their jobs. The agreements also contain non-compete, non-solicitation and non-disclosure restrictions.

Prior to his appointment to the role of CEO E&C, Mr. Penno had an employment agreement which detailed his severance provisions. As his benefits under his existing agreement were comparable with those under the severance plan described below, the Committee determined to retain the severance provisions in Mr. Penno’s existing employment agreement.

Additional information on post-employment benefits for our Executives is provided in this proxy statement under the section entitled “Termination and Change in Control Provisions.”

Severance Benefit Arrangements for New Executives

In February 2013, we adopted a severance plan for new executive officers which will eliminate the need to detail severance benefits in employment agreements with new senior executives of the Company. The severance plan does not supersede the existing post-employment benefits outlined in the employment agreements with our current NEOs. Details of the severance plan are provided in this proxy statement under the section entitled “Termination and Change in Control Provisions.”

Other Compensation Policies

Share Ownership Guidelines

Equity ownership is a key component of our executive compensation program. Not only does it align Executives’ and non-employee directors’ interests with shareholders, it also provides long-term focus and assists in the mitigation of risk. The target ownership levels for our Executives and non-employee directors are as follows:

Executives and Directors	Target Ownership Level
Mr. Masters	6 times base salary
Mr. Baseotto	3 times base salary
Mr. Penno	3 times base salary
Ms. Sexton	2 times base salary
Non-employee directors	5 times annual cash retainer

The target ownership levels refer to the market value of Share holdings as a multiple of the Executive’s current base salary or the director’s annual retainer (as adjusted from time to time). The total market value of the individual’s holdings should equal or exceed the specified target ownership level. Participants are expected to achieve their target ownership level by the later of (i) April 1, 2016 or (ii) the fifth anniversary of the date they became subject to the guidelines (“Compliance Date”). In the event a participant does not achieve the targeted ownership level by the Compliance Date, he or she will not be permitted to sell any other Shares other than as necessary to satisfy tax obligations arising from the vesting or exercise of long-term equity awards or to effectuate a cashless stock option exercise.

Shares that count toward the satisfaction of the ownership targets are:

•	Shares which are directly or indirectly owned; and
•	Vested and unvested restricted stock or RSUs.

Unexercised stock options do not count towards satisfying the ownership requirements regardless of their vesting status. PRSUs do not count until they have vested and the underlying Shares are actually owned.

During 2013, each of our Executives and non-employee directors complied with the Share ownership guidelines either by attaining the required target ownership level or by complying with the provisions of the Share ownership guidelines applicable to sales of Shares prior to attaining the required target ownership level.

Hedging, Pledging and Insider Trading Policy

Our insider trading policy prohibits our employees, officers and directors from entering into “short-term” derivative transactions, such as puts, calls and warrants, relating to Foster Wheeler stock. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling Foster Wheeler securities while in possession of material non-public information. None of our Section 16 officers or directors holds any of our stock subject to pledge.

Recoupment/Clawback Policy

Under the LTI Plan, following a termination of employment for cause (as defined in the LTI Plan) all awards, whether vested or not, are immediately forfeited. In addition, LTI awards are forfeited if the award recipient is employed by one of our competitors, without our consent, within six months of the termination of such individual’s employment with us.

In February 2013, the Board of Directors adopted an executive officer compensation recoupment policy. Pursuant to this policy, if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Committee shall review the facts and circumstances and take the actions it considers appropriate and as permitted by law. Such actions may include, without limitation, seeking to recover incentive-based compensation granted under our STI plan from any current or former Section 16 officer of the Company who received such incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the officer will be based on the excess, if any, of the incentive-based compensation paid to the officer based on the erroneous data over the incentive-based compensation that would have been paid to the officer if the financial statements had been as presented in the restatement.

Tax Considerations

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to our Executives, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements. The Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, the Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible. As a result of our tax position in recent years, any lack of deductibility has not negatively impacted our tax position.

Part 4: Other Information

Former Executive Compensation for 2013

Mr. della Sala’s last day of employment with us was December 31, 2013. He held the position of President and Chief Operating Officer during 2013. In addition, he served as Chief Executive Officer, E&C until Mr. Penno assumed that position on November 11, 2013.

Below is a summary of the 2013 compensation for Mr. della Sala. Additional details are provided in the compensation tables in this proxy statement.

2013 Compensation	Former Executive Umberto della Sala
Base Salary
As of December 31, 2012	€586,000(1)
As of December 31, 2013	€586,000(1)
% Change	0%
STI
Target Award Opportunity	80% of base salary(2)
Maximum Award Opportunity	160% of base salary
2013 Performance Multiplier	Identical to those which applied to Messrs. Masters and Baseotto and Ms. Sexton described in Part 3 of this CD&A
Award(3)	$747,301(4)
LTI
Aggregate economic value	--(5)
PRSUs (maximum number)	--(5)
RSUs	--(5)
Share Ownership Guidelines
Target Ownership Level	3 times base salary
Termination Arrangements(6)
Base Salary	--
STI	--
LTI	• Stock options can be exercised until 36 months after his retirement date • Pursuant to his employment agreement, unvested RSUs and PRSUs will vest as per their original terms
Non-Compete Term	12 months following termination
Non-Solicitation Term	12 months following termination
Other Benefits Upon Termination

•    Pursuant to Italian law, receipt of mandatory indemnity compensation based on seniority upon the expiration of his Italian Contract by its own terms

•    In consideration of the non-competition and non-solicitation provisions in the Italian Contract, described above, and as necessary to satisfy Italian law, receipt of €58,500 following his termination of employment and €19,500 on the first anniversary date of such payment

(1)

Mr. della Sala received €195,000 of his annual base salary pursuant to an employment agreement, which we refer to as the Italian Contract, with Foster Wheeler Global E&C S.r.l., our Italian subsidiary, and the remaining €391,000 of his annual base salary was paid pursuant to an agreement with Foster Wheeler Inc., or FWI. When converted to U.S. dollars using the exchange rate on December 31, 2012 and December 31, 2013, respectively, Mr. della Sala’s annual base salary was $773,000 and $807,000, respectively.

(2)	Mr. della Sala’s target award opportunity was 80% of his aggregate base salary (i.e., 120% of his annual base salary payable pursuant to his agreement with FWI).
(3)	The Committee did not use its discretion to adjust the 2013 award for the Former Executive.
(4)

This figure was calculated by converting euros to U.S. dollars using the exchange rate on the date this STI award was approved by the Committee as the payment to Mr. della Sala was made subsequent to the filing with the SEC of the proxy statement for our Annual General Meeting of Shareholders on May 7, 2014.

(5)	No long-term incentive awards were granted to Mr. della Sala in 2013.
(6)

In addition, Mr. della Sala was eligible to receive certain amounts which are paid on any termination (see “Executive Compensation — Compensation Discussion and Analysis — Termination and Change in Control Provisions”).

Fees Incurred for Compensation Consultant

The aggregate fees incurred in 2013 for services provided by Deloitte with regard to determining or recommending the amount or form of executive and director compensation were approximately $349,600. The Company also engaged affiliates of Deloitte for other services, primarily related to accounting and tax services and consulting services associated with the organization of the Company’s information technology function. The aggregate fees incurred in 2013 for these other services were approximately $795,100.

The decision to engage affiliates of Deloitte to provide additional services unrelated to executive compensation was made by management in the ordinary course of business and is not required to be, and was not, approved by the Committee. The Committee believes that the additional services provided did not impair Deloitte’s ability to provide independent and objective advice to the Committee.

Compensation Consultant Independence and Conflict of Interest Assessment

The Committee believes that the advice provided by Deloitte is candid, direct, objective and independent of management. It also believes that such advice is not influenced by any other economic relationship that Deloitte or its affiliates might have with us. To ensure ongoing independence and objectivity of advice, our Compensation Consultant:

•	Can only be terminated by the Committee or its Chairperson;
•	Receives no incentive or other compensation based on the fees charged to us for other services provided by such compensation consultant or any of its affiliates; and
•	Is not responsible for selling other compensation consultant or affiliate services to us.

During 2013, the Committee considered the independence of Deloitte and whether the engagement raised a conflict of interest. As part of the assessment, Deloitte was asked to provide the Committee with information on each of the following factors:

•	Provision of other services to the Company;
•	Amount of fees received by Deloitte from the Company for other services, as a percentage of Deloitte’s total revenue;
•	Details on the policies and procedures adopted by Deloitte that are designed to prevent conflicts of interest;

•	Any business or personal relationships between the individual consultants and a member of the Committee;
•	Any Company stock owned by individual consultants; and
•	Any business or personal relationships between the individual consultants and our executive officers.

Based on the information provided on the above factors, the Committee concluded that Deloitte is independent and that the engagement of Deloitte and its work for the Committee in 2013 did not raise any conflict of interest.

Committee Report on Executive Compensation

The Compensation and Executive Development Committee reviewed and discussed with management the information included in the Company’s Compensation Discussion and Analysis for 2013. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2014 Annual General Meeting of Shareholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE:

Edward G. Galante, Chairman

Clayton C. Daley, Jr.

Henri Philippe Reichstul

Maureen B. Tart-Bezer

Summary Compensation Table for 2013

The following table sets forth the compensation paid or accrued by us during the years ended December 31, 2013, December 31, 2012 and December 31, 2011 for our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Compensation ($) (2)	All Other Compensation ($ )		Total ($ )

J. Kent Masters (3) Chief Executive Officer and President	2013	$1,050,000	$-		$4,325,011		$-		$1,339,800	$991,479	(4)	$7,706,290
	2012	$1,050,000	$-		$1,560,532	(5)	$676,471	(5)	$981,750	$800,144		$5,068,897
	2011	$220,096	$-		$7,818,985	(6)	$1,532,710	(6)	$87,300	$249,541		$9,908,632

Franco Baseotto Executive Vice President, Chief Financial Officer and Treasurer	2013	$561,000	$-		$1,010,886		$-		$488,070	$930,744	(4)	$2,990,700
	2012	$561,000	$-		$869,240		$376,809		$357,638	$703,523		$2,868,210
	2011	$550,000	$-		$868,738		$360,292		$123,800	$721,766		$2,624,596
Roberto Penno (7) Chief Executive Officer, Global Engineering & Construction Group	2013	$447,727	$-		$1,643,289	(8)	$-		$297,032	$360,962	(4)	$2,749,010

Beth B. Sexton Executive Vice President of Human Resources	2013	$388,000	$-		$385,106		$-		$387,090	$675,385	(4)	$1,835,581
	2012	$388,360	$-		$331,122		$143,547		$214,370	$471,872		$1,549,271
	2011	$388,360	$679,630	(9)	$330,945		$137,246		$75,700	$552,840		$2,164,721

Umberto della Sala (10) Former President and Chief Operating Officer	2013	$780,898	$-		$-		$-		$747,301	$133,371	(4)	$1,661,570
	2012	$757,313	$-		$1,732,227	(11)	$-		$521,292	$25,222		$3,036,054
	2011	$913,107	$-		$226,996	(12)	$255,797	(12)	$260,867	$27,135		$1,683,902

(1)

Represents the grant date fair values of restricted share unit awards and performance-based restricted share unit awards for the Stock Awards column and stock option awards for the Option Awards column. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The grant date fair value shown for restricted share units is based on the closing price of our Shares on the date of grant, and the grant date fair value shown for stock option awards is determined using the Black-Scholes option-pricing model on the date of grant. The value shown for performance-based restricted share unit awards is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of Shares that can be awarded. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the year ended December 31, 2013: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(2)

Represents short-term incentive compensation amounts earned in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan. The basis for determining short-term incentive compensation for 2013 is discussed in greater detail above under “Executive Compensation — Compensation Discussion and Analysis — Part 3: Elements of Executive Compensation — Overview — Short-Term Incentive Compensation.”

(3)	Mr. Masters was appointed Chief Executive Officer effective October 1, 2011.

(4)	All other compensation for the NEOs in 2013 consisted of the following:

NEO	Contributions to Pension Account	401(k) Match	Foreign Allowances (i)	Tax-Gross Ups on Allowances and Tax Equalization	Payments Upon Termination	Total
Mr. Masters	$-	$4,846	$321,951	$664,682	$ -	$991,479
Mr. Baseotto	$-	$15,300	$373,307	$542,137	$ -	$930,744
Mr. Penno	$35,985	$-	$324,977	$-	$ -	$360,962
Ms. Sexton	$-	$15,300	$284,340	$375,745	$ -	$675,385
Mr. della Sala	$25,942	$-	$-	$-	$107,429	$133,371

i.

Includes housing, living, transportation and other allowances. Allowances were paid in Swiss francs, Singapore dollars or British Pounds and these figures were converted to U.S. dollars using the exchange rate on the dates of payment.

(5)

In accordance with the terms of his employment agreement, dated July 21, 2011, Mr. Masters received an equity award in 2012 with an economic value not less than $4,300,000, multiplied by a factor, the numerator of which was the number of days from his start date in October 2011 to the date the 2012 awards were granted, and the denominator of which was 365 days.

(6)

In connection with his appointment as Chief Executive Officer, effective October 1, 2011, and in accordance with the terms of his employment agreement, dated July 21, 2011, Mr. Masters received a sign-on equity award of RSUs with an economic value equal to approximately $4,500,000 as of the grant date, which had a grant date fair value of $4,499,996. In addition, in accordance with the terms of his employment agreement, dated July 21, 2011, for 2011 Mr. Masters received RSUs, PRSUs and stock options with an economic value equal to approximately $1,720,000, $1,290,000 and $1,290,000, respectively, as of the grant date. The grant date fair value of such awards was $1,719,981, $1,599,008 and $1,532,710, respectively.

(7)

Because Mr. Penno first became an NEO in 2013, we are only required to provide his compensation information for 2013. A portion of Mr. Penno’s compensation was paid in Singapore dollars. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figure in the Non-Equity Incentive Compensation column was paid in U.S. dollars.

(8)	Mr. Penno received equity awards in March 2013 and December 2013. The December 2013 grant was provided in connection with his promotion to Chief Executive Officer of the Global E&C Group.

(9)	Ms. Sexton received a retention bonus in 2011 in accordance with the terms of her amended employment agreement, dated May 4, 2010.

(10)

Mr. della Sala’s compensation was paid in euros. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figures in the Non-Equity Incentive Compensation column were converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation grant was approved by the Compensation and Executive Development Committee.

(11)

Mr. della Sala received equity awards in November 2012 as recognition of his contribution to Foster Wheeler and to incentivize him to refrain from retiring and to instead continue to serve until December 31, 2013.

(12)	Mr. della Sala received equity awards in August 2011 in connection with the extension of his term as Interim Chief Executive Officer from July 22, 2011 to September 30, 2011.

Grants of Plan-Based Awards for 2013

The following table sets forth the plan-based awards granted to our NEOs during the year ended December 31, 2013. All equity awards were granted under the LTI Plan.

Name	Grant Date	Board or Compensation Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
	-	-	$-	$1,155,000	$2,310,000
J. Kent Masters	3/8/13	2/28/13				27,686 (4)	110,745	(4)	221,489	(4)					$2,175,022
	3/8/13	2/28/13									101,319	(5)			$2,149,989
	-	-	$-	$420,750	$841,500
Franco Baseotto	3/8/13	2/28/13				6,185 (4)	24,741	(4)	49,481	(4)					$485,903
	3/8/13	2/28/13									24,740	(5)			$524,983
	-	-	$-	$348,000	$696,000
	3/8/13	2/28/13				2,945 (4)	11,781	(4)	23,562	(4)					$231,379
Roberto Penno	3/8/13	2/28/13									11,781	(5)			$249,993
	12/2/13	11/7/13				3,920 (6)	15,679	(6)	31,357	(6)					$661,946
	12/2/13	11/7/13									15,678	(7)			$499,971
	-	-	$-	$252,200	$504,400
Beth B. Sexton	3/8/13	2/28/13				2,356 (4)	9,425	(4)	18,850	(4)					$185,107
	3/8/13	2/28/13									9,425	(5)			$199,999

Umberto della Sala	-	-	$-	$646,229	$1,292,458

(1)

Represents the possible payout for each NEO under the STI Plan for 2013 if the target or maximum goals were satisfied, as further described under “Executive Compensation — Compensation Discussion and Analysis — Part 3: Elements of Executive Compensation — Overview — 2013 STI Plan Target Award Opportunities.” There is no reportable threshold level under the STI Plan.

(2)

Represents restricted share units with performance goals that, after the Compensation and Executive Development Committee determines if, when and to the extent that the pre-determined performance goals have been met, vest on the later of the third anniversary of the grant date or the date of the Compensation and Executive Development Committee’s determination that the performance goals have been met. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December in a specified year to the Company’s monthly average closing Share price in December three years later, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. For a description of the terms of the awards, see “Executive Compensation — Compensation Discussion and Analysis — Part 3: Elements of Executive Compensation — Overview — Long-Term Incentive Compensation — PRSUs” above.

(3)

Represents the grant date fair value of awards of restricted share units and performance-based restricted share units granted under the LTI Plan. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The value shown for restricted share units is based on the closing price of our Shares on the date of grant and the value shown for performance-based restricted share unit awards is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of Shares that can be awarded. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the year ended December 31, 2013: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(4)

Represents restricted share units with performance goals granted on March 8, 2013. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2012 to monthly average closing Share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2015). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of March 8, 2016 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee. The restricted share units with performance goals do not have voting or dividend rights until they vest and are settled in Shares.

(5)

Represents restricted share units granted on March 8, 2013. One-third of award vested on March 8, 2014, one-third vests on March 8, 2015 and the remaining one-third vests on March 8, 2016. The restricted share units do not have voting or dividend rights until they vest and are settled in Shares.

(6)

Represents restricted share units with performance goals granted on December 2, 2013. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2013 to monthly average closing Share price in December 2016, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2016). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of November 18, 2016 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee. The restricted share units with performance goals do not have voting or dividend rights until they vest and are settled in Shares.

(7)

Represents restricted share units granted on December 2, 2013. One-third of award vests on November 18, 2014, one-third vests on November 18, 2015 and the remaining one-third vests on November 18, 2016. The restricted share units do not have voting or dividend rights until they vest and are settled in Shares.

Outstanding Equity Awards as of Year End 2013

The following table sets forth the outstanding equity awards for each of our NEOs as of December 31, 2013. All awards were granted under our LTI Plan.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	11/11/2011	94,032	47,014	(2)	$20.570	11/11/2018	-		$-	-		$-
	3/8/2012	18,318	36,635	(3)	$23.250	3/8/2019	-		$-	-		$-
	11/11/2011	-	-		$-	-	27,872	(2)	$919,776	-		$-
	3/8/2012	-	-		$-	-	21,620	(3)	$713,460	-		$-
J. Kent Masters	3/8/2013	-	-		$-	-	101,319	(4)	$3,343,527	-		$-
	11/11/2011	-	-		$-	-	-		$-	31,356	(5)	$1,034,748
	11/11/2011	-	-		$-	-	-		$-	94,069	(6)	$3,104,277
	3/8/2012	-	-		$-	-	-		$-	48,645	(7)	$1,605,285
	3/8/2013	-	-		$-	-	-		$-	221,489	(8)	$7,309,137
	11/12/2009	38,710	-		$31.960	12/31/2014	-		$-	-		$-
	3/8/2011	12,802	6,401	(9)	$35.200	3/8/2018	-		$-	-		$-
	3/8/2012	10,204	20,406	(3)	$23.250	3/8/2019	-		$-	-		$-
	3/8/2011	-	-		$-	-	3,977	(9)	$131,241	-		$-
Franco Baseotto	3/8/2012	-	-		$-	-	12,042	(3)	$397,386	-		$-
	3/8/2013	-	-		$-	-	24,740	(4)	$816,420	-		$-
	3/8/2011	-	-		$-	-	-		$-	17,897	(10)	$590,601
	3/8/2012	-	-		$-	-	-		$-	27,096	(7)	$894,168
	3/8/2013	-	-		$-	-	-		$-	49,481	(8)	$1,632,873
	11/12/2009	4,424	-		$31.960	12/31/2014	-		$-	-		$-
	3/8/2011	3,048	1,524	(9)	$35.200	3/8/2018	-		$-	-		$-
	3/8/2012	3,401	6,802	(3)	$23.250	3/8/2019	-		$-	-		$-
	3/8/2011	-	-		$-	-	946	(9)	$31,218	-		$-
	3/8/2012	-	-		$-	-	4,014	(3)	$132,462	-		$-
Roberto Penno	11/30/2012	-	-		$-	-	11,130	(11)	$367,290	-		$-
	3/8/2013	-	-		$-	-	11,781	(4)	$388,773	-		$-
	12/2/2013	-	-		$-	-	15,678	(12)	$517,374	-		$-
	3/8/2011	-	-		$-	-	-		$-	4,261	(10)	$140,613
	3/8/2012	-	-		$-	-	-		$-	9,032	(7)	$298,056
	3/8/2013	-	-		$-	-	-		$-	23,562	(8)	$777,546
	12/2/2013	-	-		$-	-	-		$-	31,357	(13)	$1,034,781
	11/12/2009	15,852	-		$31.960	12/31/2014	-		$-	-		$-
	3/8/2011	4,877	2,438	(9)	$35.200	3/8/2018	-		$-	-		$-
	3/8/2012	3,887	7,774	(3)	$23.250	3/8/2019	-		$-	-		$-
	3/8/2011	-	-		$-	-	1,515	(9)	$49,995	-		$-
Beth B. Sexton	3/8/2012	-	-		$-	-	4,587	(3)	$151,371	-		$-
	3/8/2013	-	-		$-	-	9,425	(4)	$311,025	-		$-
	3/8/2011	-	-		$-	-	-		$-	6,818	(10)	$224,994
	3/8/2012	-	-		$-	-	-		$-	10,322	(7)	$340,626
	3/8/2013	-	-		$-	-	-		$-	18,850	(8)	$622,050
Umberto della Sala	3/8/2010	183,664	-		$26.070	3/6/2015	-		$-	-		$-
	12/1/2010	68,382	-		$29.240	12/1/2017	-		$-	-		$-
	11/16/2012	-	-		$-	-	23,674	(14)	$781,242	-		$-
	11/16/2012	-	-		$-	-	-		$-	71,022	(15)	$2,343,726

(1)	Calculated using our closing Share price of $33.00 on December 31, 2013.

(2)	Vests on September 30, 2014.

(3)	One-half vested on March 8, 2014 and the remaining one-half vests on March 8, 2015.

(4)	One-third vested on March 8, 2014, one-third vests on March 8, 2015 and the remaining one-third vests on March 8, 2016.

(5)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2010 to monthly average closing Share price in December 2013, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2013). In light of the Compensation and Executive Development Committee’s determination on February 18, 2014 that the applicable performance criteria were met at the 25th percentile, 12.5% of the award will vest on September 30, 2014.

(6)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2011 to monthly average closing Share price in December 2014, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2014). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of September 30, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee.

(7)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2011 to monthly average closing Share price in December 2014, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2014). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of March 8, 2015 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee.

(8)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2012 to monthly average closing Share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2015). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of March 8, 2016 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee.

(9)	Vested on March 8, 2014.

(10)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2010 to monthly average closing Share price in December 2013, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2013). In light of the Compensation and Executive Development Committee’s determination on February 18, 2014 that the applicable performance criteria were met at the 25th percentile, 12.5% of the award vested on March 8, 2014.

(11)	Vests on December 1, 2015.

(12)	One-third vests on November 18, 2014, November 18, 2015 and the remaining one-third vests on November 18, 2016.

(13)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2013 to monthly average closing Share price in December 2016, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2016). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of November 18, 2016 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee.

(14)	One-half vests on November 18, 2014 and the remaining one-half vests on November 18, 2015.

(15)

Represents restricted share units with performance goals. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average closing Share price in December 2012 to monthly average closing Share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2015). If the Compensation and Executive Development Committee determines that the applicable performance criteria have been met, the award vests on the later of November 18, 2015 or the date the applicable performance criteria are certified to have been met by the Compensation and Executive Development Committee.

Option Exercises and Stock Vested for 2013

The following table sets forth the aggregate number of stock options exercised and restricted share unit awards that vested for each of our NEOs during the year ended December 31, 2013. The table also sets forth the value realized on the exercise of stock options (the difference between our closing market Share price on the date of exercise and the option exercise price) and the vesting of restricted share units (our closing market Share price on the date of vesting). The stock options and restricted share units that were exercised or vested were granted under our LTI Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Kent Masters	-	$-	111,604	$2,850,713
Franco Baseotto	65,590	$269,829	39,528	$849,486
Roberto Penno	4,472	$24,909	2,954	$61,283
Beth B. Sexton	-	$-	18,573	$400,036
Umberto della Sala	21,456	$147,006	11,837	$348,718

Pension Benefits for 2013

None of the NEOs are eligible to participate in the Foster Wheeler Inc. Salaried Employees Pension Plan, which provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula. Employees hired after December 31, 1998 are covered under the cash balance formula only. On May 31, 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.

Termination and Change in Control Provisions

Upon any termination of employment, under the employment agreements with our NEOs, each NEO is generally entitled to receive the following amounts:

•	Annual base salary earned through the date of termination;
•	A balance of any awarded (i.e., fully approved) but unpaid annual short-term incentive compensation;
•	Accrued but unpaid vacation pay;
•	Any vested but not forfeited benefits to the date of termination under our employee benefit plans; and
•	Continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

Our NEO employment agreements also provide for certain payments and benefits upon a termination without cause or a resignation for good reason, some of which can be enhanced if the termination relates to a change in control. To receive those payments and benefits upon a termination without cause or a resignation for good reason, the NEO must execute and deliver to us a waiver and release agreement.

Termination for Cause

Our NEO employment agreements generally define cause as any felony, use of illegal drugs or any act of theft, embezzlement or moral turpitude, an uncured material breach of the employment agreement or breach of a fiduciary duty to us, gross negligence or willful misconduct in the performance of the executive’s duties or refusal to perform his or her duties, or a material violation of our Code of Business Conduct and Ethics.

Resignation for Good Reason

Our NEO employment agreements provide for certain payments upon the NEO’s resignation for good reason (as defined in each employment agreement), provided that the NEO must notify us within 90 days of the event which caused a material negative change in the employment relationship and the NEO must provide us with 30 days to cure such event. The NEO employment agreements generally define good reason as a reduction of the NEO’s base salary and benefits except for across-the-board changes for senior executives at the Company, exclusion from executive benefit or compensation plans, a material change in the geographic location of the NEO’s principal office or a material breach of the agreement by the Company. Each of the Executives other than Mr. Penno can also resign, and Mr. della Sala could have also resigned, for good reason following a material diminution in their title, duties, responsibilities or authority.

Definition of Change in Control

Our NEO employment agreements generally define a change in control as:

•	A person acquires 20% or more of the combined voting power of our outstanding securities, subject to certain exceptions;
•

A majority of the individuals that make up our Board of Directors changes after the date of the agreement (unless the new directors were elected or nominated for election by a majority of the Board of Directors members);

•	A reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets, subject to certain exceptions; or
•	Shareholders approve our dissolution or liquidation.

Restrictions Upon Termination

The non-compete and non-solicitation restrictions that are included in our Executive employment agreements are as follows:

Name	Non-Compete Term	Non-Solicitation Term
Mr. Masters	•24 months following termination	•24 months following termination
Mr. Baseotto	•12 months following termination	•24 months following termination
Mr. Penno	•24 months following termination without cause or a resignation for good reason if either occurs within 24 months of a change in control •12 months following any other termination	•24 months following termination without cause or a resignation for good reason if either occurs within 24 months of a change in control •12 months following any other termination
Ms. Sexton	•30 months following termination without cause or a resignation for good reason if either occurs within 13 months of a change in control •18 months following any other termination	•30 months following termination without cause or a resignation for good reason if either occurs within 13 months of a change in control •18 months following any other termination

Termination and Change in Control Payments

The tables below summarize the amounts that are generally payable to our Executives, in addition to amounts paid on any termination described above, following a termination without cause, a resignation for good reason or upon certain terminations following a change in control. The potential payments to our Executives under these and other various termination scenarios, assuming a termination of employment as of December 31, 2013, are quantified in the “Potential Post-Employment Payments Table” found later in this proxy statement. See “Executive Compensation — Compensation Discussion and Analysis — Part 4: Other Information — Former Executive Compensation in 2013” for a description of what our Former Executive was entitled to receive upon his termination of employment, which is reflected in the Summary Compensation Table for 2013.

Payments Upon Termination Without Cause or Resignation for Good Reason(1)

Executive	Base Salary(2)	Short Term Incentive(3)	Health and Welfare	LTI(4)	Other
Mr. Masters	24 months	200% of target STI	24 months	• Removal of restrictions from RSUs granted as sign-on award	• Executive career assistance • Reasonable repatriation costs to the United States if terminated without cause
Mr. Baseotto	24 months	200% of target STI	24 months	• Full vesting of all outstanding equity	• Executive career assistance • Two years additional age and service credit under any of his pension plans • Reasonable repatriation costs to the United States
Mr. Penno	12 months	100% of target STI	12 months	• Treatment will be determined by rules of LTI Plan	• Executive career assistance
Ms. Sexton	18 months	150% of target STI	18 months	• Full vesting of all outstanding equity	• Executive career assistance • Reasonable repatriation costs to the United States

(1)	Amounts and benefits provided are in addition to what the Executive would receive on any termination.
(2)	Except as noted herein, base salary amount will be paid at the same intervals at which active employees are paid. Mr. Baseotto and Ms. Sexton will receive their respective amounts in a lump sum.
(3)

Except as noted herein, these STI amounts will be paid as a lump sum. Mr. Masters will be paid an amount equal to 100% target STI in the first year after termination and an amount equal to 100% target STI in the second year after termination.

(4)

Upon a termination of employment other than for cause, Mr. Baseotto’s and Ms. Sexton’s stock options shall remain exercisable for the shorter of (i) one year following termination of employment or (ii) the remainder of the term of the stock option.

Payments Upon Termination Without Cause or Resignation for Good Reason During a Change in Control Period

Executive	Benefits and Amounts(1)
Mr. Masters

•    Base salary for 24 months paid at the same intervals at which active employees are paid;

•    An amount equal to 200% of target STI;(2)

•    Pro-rata STI payment for the year of termination paid as a lump sum at target level through the date of termination (to the extent not already paid);

•    Vesting of, or receipt of value for, all outstanding equity;

•    24 months of health and welfare benefits;

•    Executive career assistance;

•    Reasonable repatriation costs to the United States if terminated without cause; and

•    To the extent necessary, reduction of Change in Control benefits to avoid excise taxes.

Mr. Baseotto

•    Lump sum payment equal to three times the sum of (i) his base salary plus (ii) the higher of (x) his highest annual STI award paid within the past 3 years and (y) the annual STI award, if any, for the most recently completed fiscal year (such higher amount, the “Highest Annual Bonus”);

•    Pro-rata payment (through the date of termination) of the Highest Annual Bonus for the year of termination paid as a lump sum (to the extent not already paid);

•    Vesting of, or receipt of value for, all outstanding equity;(3)

•    60 months of health and welfare benefits;

•    Lump sum payment equal to actuarial value of service credit under his qualified retirement plans as if he remained in employment for three additional years;

•    Executive career assistance;

•    Reasonable repatriation costs to the United States; and

•    Reimbursement of any excise taxes imposed as a result of the receipt of Change in Control benefits.

Mr. Penno

•    Base salary for 24 months paid at the same intervals at which active employees are paid;

•    An amount equal to 200% of target STI(2);

•    24 months of health and welfare benefits; and

•    Executive career assistance.

Ms. Sexton

•    Lump sum payment equal to 2.5 times the sum of (i) her base salary plus (ii) her Highest Annual Bonus;

•    Pro-rata payment (through the date of termination) of the Highest Annual Bonus for the year of termination paid as a lump sum (to the extent not already paid);

•    Vesting of, or receipt of value for, all outstanding equity;(3)

•    30 months of health and welfare benefits;

•    Executive career assistance;

•    Reasonable repatriation costs to the United States; and

•    Reimbursement of any excise taxes imposed as a result of the receipt of Change in Control benefits.

(1)

The benefits and amounts are in addition to benefits and amounts that the Executive would receive upon any termination. Executives will be entitled to payments if a change in control occurs and within 24 months (13 months for Mr. Baseotto and Ms. Sexton) we terminate the Executive’s employment without cause or he/she resigns for good reason. With respect to Mr. Baseotto, good reason shall also include a termination of his employment agreement for any reason within the 30 days immediately following the first anniversary of a change in control. In addition to the amounts shown in this table, as soon as possible following a change in control, Mr. Baseotto and Ms. Sexton are each entitled to a lump sum payment for STI for the year in which the change in control occurred equal to his or her annual STI award from the prior year, irrespective of a termination of employment.

(2)

This amount will be paid in two payments, each equal to 100% of target STI, with the payments being made in the first and second years following termination. All amounts will be payable at the same time the Company pays annual cash incentives to its active employees.

(3)

Upon a termination of employment other than for cause, Mr. Baseotto’s and Ms. Sexton’s stock options shall remain exercisable for the shorter of (i) one year following termination of employment or (ii) the remainder of the term of the stock option.

Change in Control Vesting Under LTI Plan

Under the LTI Plan, following a change in control (as defined in the LTI Plan), unless otherwise (i) specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges, or (ii) provided in an executive’s employment agreement, vesting of awards is as summarized below:

Awards	Underlying Action	Treatment
Awards granted on or before November 8, 2012	Change in control	• All stock options granted will immediately vest and become exercisable • All RSUs will immediately vest • PRSUs will immediately vest based on target payout level (45% of the maximum award)(1)
Awards granted after November 8, 2012	Change in control and replacement awards are granted by acquirer, then executive leaves due to a qualifying termination within 24 months immediately following a change in control(2)	• All RSUs will immediately vest • PRSUs will immediately vest based on target payout level (50% of the maximum award)(1)
Change in control and no replacement awards are issued in respect of outstanding awards

•       All outstanding awards granted shall terminate and the Company or successor shall pay participants an amount for their outstanding awards determined using the change in control price (as defined in the LTI Plan)

(1)

The number of PRSUs that vest can be lower or higher than the target payout level if the Committee certifies that the Company’s performance as measured against the PRSU performance condition as at the date of change in control warrants such adjustment.

(2)	A qualifying termination is either involuntary termination or resignation for good reason.

Potential Post-Employment Payments Table

The table below sets forth the potential payments to our Executives under various termination scenarios including termination without cause, resignation for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination in connection with a change in control of Foster Wheeler.

The potential payments represent the value transfer as a result of the termination event, which we have assumed to occur as of December 31, 2013. The table excludes base salary earned but unpaid as of December 31, 2013, short-term incentive compensation for 2013, accrued but unpaid vacation as of December 31, 2013, which is available to all salaried employees, and the continuation of certain employee benefits pursuant to the terms of our employee benefit plans, which is available to all salaried employees. The table also excludes reasonable repatriation costs to the United States which some of the Executives are entitled to receive pursuant to their employment agreements. The value estimated to be realized upon the acceleration of unvested restricted Share awards (including those with performance goals) and stock options assumes a Share price of $33.00, which was the closing market price of our stock on December 31, 2013.

See “Executive Compensation — Compensation Discussion and Analysis — Part 4: Other Information — Former Executive Compensation in 2013” for a description of what our Former Executive was entitled to receive upon his termination of employment, which is reflected in the Summary Compensation Table for 2013.

Potential Post-Employment Payments	J. Kent Masters		Franco Baseotto		Roberto Penno		Beth B. Sexton
Total assuming terminated without cause or resigned for good reason:
Annual base salary	$2,100,000	(1)	$1,122,000	(1)	$580,000	(13)	$582,000	(17)
Annual incentive bonus	2,310,000	(2)	841,500	(8)	348,000	(14)	378,300	(18)
Continuing health and welfare benefits	57,890	(3)	31,962	(3)	20,130	(15)	35,216	(19)
Executive career assistance	8,000	(4)	8,000	(4)	8,000	(4)	8,000	(4)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2013	-		4,661,648	(6)	-		1,775,858	(6)

Total	$4,475,890		$6,665,110		$956,130		$2,779,374

Terminated for cause or voluntarily terminated other than for good reason	$-		$-		$-		$-

Terminated as a result of disability:
Annual base salary	$-	(5)	$-	(5)	$-	(5)	$-	(5)
Annual incentive bonus	-		-		-		-
Continuing health and welfare benefits	-	(5)	-	(5)	-	(5)	-	(5)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2013	12,157,846	(6)	3,028,589	(6)	2,607,001	(6)	1,153,742	(6)

Total	$12,157,846		$3,028,589		$2,607,001		$1,153,742

Terminated as a result of death:
Annual base salary	$-		$-		$-		$-
Annual incentive bonus	-		-		-		-
Continuing health and welfare benefits	-		-		-		-
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2013	12,157,846	(6)	3,028,589	(6)	2,607,001	(6)	1,153,742	(6)

Total	$12,157,846		$3,028,589		$2,607,001		$1,153,742

Terminated as a result of retirement:
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2013	$-	(7)	$-	(7)	$-	(7)	$-	(7)

Total	$-		$-		$-		$-

Terminated in connection with a change of control:
Annual base salary	$2,100,000	(1)	$1,683,000	(9)	$1,160,000	(1)	$970,000	(20)
Annual incentive bonus	2,310,000	(2)	1,072,914	(10)	696,000	(16)	535,925	(21)
Continuing health and welfare benefits	57,890	(3)	79,905	(11)	40,260	(3)	58,693	(22)
Executive career assistance	8,000	(4)	8,000	(4)	8,000	(4)	8,000	(4)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2013	18,971,785	(6)	4,661,648	(6)	3,237,042	(6)	1,775,858	(6)
Gross up payment for excise taxes paid	-		-	(12)	-		-	(12)

Total	$23,447,675		$7,505,467		$5,141,302		$3,348,476

(1)	Represents two years of annual base salary.

(2)	Represents two years of annual short-term incentive compensation, at stated target of 110% of annual base salary.

(3)	Represents two years of continuing health and welfare benefits.

(4)	Represents the cost of executive career assistance.

(5)

The NEO has elected to participate in our long-term disability insurance program, which is available to all eligible employees. The disability insurance premiums are paid solely by the NEO to an unrelated third-party insurance carrier. In the event of a NEO’s disability, the insurer would be responsible for disability payments to him/her. Upon a termination based on disability, we allow eligible employees, including the NEO, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.

(6)

Represents the value estimated to be realized had the vesting of restricted share unit awards (including restricted share unit awards with performance goals) and stock options been accelerated to December 31, 2013. The value of restricted share unit awards (including restricted share unit awards with performance goals) was estimated by multiplying the number of accelerated restricted Share awards by a Share price of $33.00, the closing market price on December 31, 2013. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between a Share price of $33.00 and the stated exercise price of the stock option.

(7)	NEO was not eligible to retire due to his or her age as of December 31, 2013 under the terms of the LTI Plan and the award agreements.

(8)	Represents two years of annual short-term incentive compensation, at stated target of 75% of annual base salary.

(9)	Represents three years of annual base salary.

(10)	Represents three times the highest annual short-term incentive compensation awarded over the prior three years.

(11)	Represents five years of continuing health and welfare benefits.

(12)

Represents the gross up payment, if any, for excise taxes estimated to be incurred in accordance with U.S. Internal Revenue Code (“IRC”) Section 280G and IRC Section 4999. IRC Section 280G provides that “employment agreements” entered into within one year of the date of a change in control are presumed to have been “contingent” on the change in control, absent clear and convincing evidence to the contrary. If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the IRC Section 280G, would be deemed to be change in control payments. For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change in control payments and thus, no excise taxes will be incurred or grossed up. A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change in control.

(13)	Represents 12 months of annual base salary.

(14)	Represents 12 months of annual short-term incentive compensation, at stated target of 60% of annual base salary.

(15)	Represents 12 months of continuing health and welfare benefits.

(16)	Represents two years of annual short-term incentive compensation, at stated target of 60% of annual base salary.

(17)	Represents 18 months of annual base salary.

(18)	Represents 18 months of annual short-term incentive compensation, at stated target of 65% of annual base salary.

(19)	Represents 18 months of continuing health and welfare benefits.

(20)	Represents two and one half years of annual base salary.

(21)	Represents two and one half times the highest annual short-term incentive compensation awarded over the prior three years.

(22)	Represents 30 months of continuing health and welfare benefits.

Severance Benefit Arrangements for New Executives

As described in the CD&A, in February 2013, we adopted a severance plan for new executive officers which will eliminate the need to detail severance benefits in employment agreements with new senior executives of the Company. Pursuant to the severance plan, new executive officers will be entitled to receive the following benefits:

Executive	Upon Termination Without Cause or Resignation for Good Reason	Upon Termination Without Cause or Resignation for Good Reason During a Change in Control Period
Chief Executive Officer

•  24 months base salary

•  200% of STI target award opportunity

•  Pro-rata STI payment for the year of termination at target award opportunity through the date of termination (to the extent not already paid)

•  24 months health and welfare

•  Executive career assistance

•  24 months base salary

•  200% of STI target award opportunity

•  Pro-rata STI payment for the year of termination at target award opportunity through the date of termination (to the extent not already paid)

•  24 months health and welfare

•  Executive career assistance

•  Vesting of equity as per the terms of the LTI Plan

Other Executive Officers

•  12 months base salary

•  100% of STI target award opportunity

•  Pro-rata STI payment for the year of termination at target award opportunity through the date of termination (to the extent not already paid)

•  12 months health and welfare

•  Executive career assistance

•  24 months base salary

•  200% of STI target award opportunity

•  Pro-rata STI payment for the year of termination at target award opportunity through the date of termination (to the extent not already paid)

•  24 months health and welfare

•  Executive career assistance

•  Vesting of equity as per the terms of the LTI Plan

OTHER AGENDA ITEMS

AGENDA ITEM 4— AMENDMENTS TO ARTICLES 8, 16 AND 33 OF OUR ARTICLES OF ASSOCIATION TO REVISE THE TRANSFER RESTRICTIONS AND THE VOTING LIMITATIONS AND TO ADD NEW DEFINITIONS

The Implementation Agreement provides that our Company shall amend its Articles of Association in relation to certain transfer and voting rights restrictions. Our Board of Directors recommends that our shareholders approve the amendment of the transfer restrictions and voting rights restrictions in article 8 paragraph 5 and article 16 paragraph 5 of the Articles of Association to allow a shareholder who, together with its affiliates, holds more than 2/3 of all issued and outstanding Shares as a direct result of Shares acquired in a successful public tender offer, to be registered as a shareholder along with any affiliates of such shareholder that hold Shares with voting rights in relation to all Shares held by such person. Further, each affiliate of such person shall also be entitled to be registered as a shareholder with voting rights in relation to all Shares held by such affiliate. Thereby the transfer and voting rights limitation of 10% shall in principle be upheld until the 2/3 threshold is reached, but a shareholder who has acquired a controlling 2/3 majority of the Company following a public tender offer shall be given the assurance that it will, immediately on acquisition of such shareholding, be registered as a shareholder with voting rights for all Shares held by it and that any of its affiliates holding Shares shall be registered as a shareholder with voting rights for all Shares so held by the relevant affiliate.

As a result, the Board of Directors proposes:

a)	revisions to article 8 paragraph 5 of our Articles of Association, as set forth below;

b)	revisions to article 16 paragraph 5 of our Articles of Association, as set forth below;

c)	revisions to article 33 of our Articles of Association, as set forth below; and

d)	that article 8(5) , article 16(5) and article 33 of our Articles of Association be amended as follows:

Existing Version (English) of para 5 of	Proposed New Version (English) of para 5 of
Art. 8 Shareholders Register	Art. 8 Shareholders Register

“(5) No person shall be registered with voting rights for 10 % or more of the share capital as recorded in the commercial register. This limitation on registration also applies with respect to shares held by Nominees on behalf of a Person which Beneficially Owns 10 % or more of the shares of the Company, whether or not any such individual Nominee’s holdings exceed the limit set forth in the preceding sentence. The Board is authorized to grant exceptions to the limitation on registration set forth in this section, including to register in particular Clearing Nominees with 10 % or more of the shares of the Company. The shares exceeding the limit set forth in this section 5 shall be entered in the share register as shares without voting rights. In furtherance of the provisions of this section, the Board of Directors is authorized at any time to request from any Person which discloses publicly, including in any filing with the SEC, or to the Company that it Beneficially

“(5) No Person shall be registered with voting rights for 10 % or more of the share capital as recorded in the commercial register except in case of a Public Tender Offer Exemption (cf. Art. 33). This 10% limitation on registration also applies with respect to shares held by Nominees on behalf of a Person which Beneficially Owns 10 % or more of the shares of the Company, whether or not any such individual Nominee’s holdings exceed the 10% limit set forth in the preceding sentence except in case of a Clearing Nominee Exception (cf. Art. 33). The Board is authorized to grant further exceptions to the limitation on registration set forth in this section, including to register in particular Clearing Nominees with 10 % or more of the shares of the Company. In any case where the Public Tender Offer Exemption and the Clearing Nominee Exemption do not apply, the shares exceeding the limit set forth in this section 5 shall be entered in the share register as shares without voting

Owns 10 % or more of the shares of the Company, that such Person provide information with respect to all of its shares that it Beneficially Owns which are being held by Nominees or other Persons on its behalf.”

rights. In furtherance of the provisions of this section, the Board of Directors is authorized at any time to request from any Person which discloses publicly, including in any filing with the SEC, or to the Company that it Beneficially Owns 10 % or more of the shares of the Company, that such Person provide information with respect to all of its shares that it Beneficially Owns which are being held by Nominees or other Persons on its behalf.”

Existing Version (German) of para 5 of	Proposed New Version (German) of para 5 of
Art. 8 Aktienbuch	Art. 8 Aktienbuch

“(5) Keine natürliche oder juristische Person wird mit Stimmrecht im Umfang von 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals im Aktienregister eingetragen. Diese Begrenzung der Eintragung findet auch Anwendung auf Aktien, welche von Nominees für Personen gehalten werden, welche an 10 % oder mehr der Aktien wirtschaftlich berechtigt sind (wie in Art. 33 der Statuten definiert), wobei dies unabhängig davon gilt, ob die Aktien des individuellen Nominees die im vorangehenden Satz festgesetzte Begrenzung überschreiten. Der Verwaltungsrat ist berechtigt, Ausnahmen zuzulassen und insbesondere Clearing Nominees im Ausmass von 10 % oder mehr zu registrieren. Die Aktien, welche die Grenze nach diesem Abs. 5 überschreiten, werden im Aktienbuch als Aktien ohne Stimmrecht registriert. Des weiteren ist der Verwaltungsrat berechtigt, von einer Person, die wirtschaftlich an einer Beteiligung an der Gesellschaft im Umfang von 10 % oder mehr des im Handelsregister eingetragenen Aktien-kapitals berechtigt ist und dies öffentlich offengelegt hat (insbesondere im Rahmen einer Offenlegung an die SEC oder an die Gesellschaft), Auskunft darüber zu verlangen, ob und allenfalls über welche Nominees oder andere Personen sie als wirtschaftlicher Eigentümer diese Aktien hält.”

“(5) Keine Person wird mit Stimmrecht von 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals im Aktienregister eingetragen, ausser im Falle der Ausnahmeregelung öffentliches Übernahmeangebot (vgl. Art. 33). Diese Begrenzung der Eintragung auf 10% findet auch Anwendung auf Aktien, welche von Nominees für eine Person gehalten werden, welche an 10 % oder mehr der Aktien wirtschaftlich berechtigt ist (wie in Art. 33 der Statuten definiert), wobei dies unabhängig davon gilt, ob die Aktien des individuellen Nominees die im vorangehenden Satz festgesetzte 10% Begrenzung überschreiten, ausser im Falle der Clearing Nominee Ausnahmeregelung (vgl. Art. 33). Der Verwaltungsrat ist berechtigt, weitere Ausnahmen zuzulassen und insbesondere Clearing Nominees im Ausmass von 10 % oder mehr zu registrieren. Soweit die Ausnahmeregelung öffentliches Übernahmeangebot und die Clearing Nominee Ausnahmeregelung nicht anwendbar sind, werden die Aktien, welche den Grenzwert nach diesem Abs. 5 überschreiten, im Aktienbuch als Aktien ohne Stimmrecht registriert. Des Weiteren ist der Verwaltungsrat berechtigt, von einer Person, die wirtschaftlich an einer Beteiligung an der Gesellschaft im Umfang von 10 % oder mehr des im Handelsregister eingetragenen Aktienkapitals berechtigt ist und dies öffentlich offengelegt hat (insbesondere im Rahmen einer Offenlegung an die SEC oder an die Gesellschaft), Auskunft darüber zu verlangen, ob und allenfalls über welche Nominees oder andere Personen sie als wirtschaftlicher Eigentümer diese Aktien hält.”

* * * * * * * *

Existing Version (English) of para 5 of	Proposed New Version (English) of para 5 of
Art. 16 Right to Participation, Voting Rights	Art. 16 Right to Participation, Voting Rights

“(5) The limit contained in article 16 section 3 shall not apply to the exercise of voting rights pursuant to the statutory rules on institutional shareholder representatives.”

“(5) The limit contained in article 16 section 3 shall also not apply to the exercise of voting rights (i) pursuant to the statutory rules on the independent proxy, and (ii) by a Person (including, for the avoidance of doubt, an Affiliate of such Person and a Clearing Nominee of such Person or of any of its Affiliates) who (yy) is registered in the share register as a shareholder with voting rights on the basis of the Public Tender Offer Exemption (cf. Art. 33) or (zz) exercises voting rights in relation to Beneficially Owned shares through a Clearing Nominee where such Beneficially Owned shares registered in the name of such Clearing Nominee benefit from the Clearing Nominee Exemption (cf. Art. 33).”

Existing Version (German) of para 5 of	Proposed New Version (German) of para 5 of
Art. 16 Recht auf Teilnahme, Stimmrecht	Art. 16 Recht auf Teilnahme, Stimmrecht

“(5) Die Begrenzung in Art. 16 Abs. 3 gilt zudem nicht für die Ausübung des Stimmrechts gemäss den gesetzlichen Bestimmungen über institutionelle Aktionärsvertreter.”

“(5) Die Begrenzung in Art. 16 Abs. 3 gilt zudem nicht für die Ausübung von Stimmrechten (i) gemäss den gesetzlichen Bestimmungen über den unabhängigen Stimmrechtsvertreter, und (ii) durch eine Person (einschliesslich die mit ihr verbundenen Personen und Clearing Nominees dieser Person oder von mit ihr verbundenen Personen), welche (yy) aufgrund der Ausnahmeregelung öffentliches Übernahmeangebot (vgl. Art. 33) im Aktienregister als Aktionär mit Stimmrecht eingetragen ist oder (zz) ihr Stimmrecht bezüglich Aktien, an denen sie wirtschaftlich berechtigt ist, über einen Clearing Nominee ausübt und dieser Clearing Nominee bezüglich dieser Aktien gestützt auf die Clearing Nominee Ausnahmeregelung (vgl. Art. 33) als Aktionär mit Stimmrecht im Aktienregister eingetragen ist.”

* * * * * * * *

Existing Version (English)	Proposed New Definitions (English) to be added in
Art. 33 Definitions	Art. 33 Definitions

(The present version of the Articles of Association does not provide definitions of “Affiliate,” “Clearing Nominee Exemption” or “Public Tender Offer Exemption.”)

[The following additional definitions will be inserted in article 33 (in alphabetical order).]

•      ““Affiliate” means, in relation to any Person, any subsidiary or parent company of that Person and any subsidiary of any such parent company, in each case from time to time (and for the purposes of this definition: (i) “parent company” means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies; and (ii) “subsidiary” means any company in relation to which another company is its parent company);

•      “Clearing Nominee Exemption” means the registration and/or the perpetuation of the registration of Clearing Nominees in the share register with voting rights of 10% or more of the share capital as recorded in the commercial register with regard to shares such Clearing Nominees hold on behalf of a Person which Beneficially Owns shares which, had that Person been the legal owner of such Beneficially Owned shares, would have been entitled to have been registered in the share register as a shareholder with voting rights on the basis of the Public Tender Offer Exemption;

•      “Public Tender Offer Exemption” means the registration of a Person with voting rights of 10% or more of the share capital as recorded in the commercial register in case such Person’s shareholding (including shareholdings held by Affiliates of such Person and shareholdings held by such Person or any of its Affiliates through a Clearing Nominee) exceeds 2/3 of the Company’s issued and outstanding share capital as a direct result of shares acquired in a successful public tender offer, in which case such Person and its Affiliates shall, as long as their aggregate shareholdings (including shares held through Clearing Nominees) continue to exceed such 2/3 threshold, be registered with their respective voting rights for all shares such Person and its Affiliates hold from time to time (including, for the avoidance of doubt, any shares acquired by such Person or its Affiliates other than pursuant to the successful public tender offer);”

Existing Version (German)	Proposed New Definitions (German) to be added in
Art. 33 Definitionen	Art. 33 Definitionen

(The present version of the Articles of Association does not provide definitions of “Verbundene Person,” “Clearing Nominee Ausnahmeregelung” or “Ausnahmeregelung öffentliches Übernahmeangebot.”)

    [The following additional definitions will be inserted in article 33.]

•   ““Verbundene Person” wird, in Bezug auf eine beliebige Person, definiert als jede Tochter- oder Muttergesellschaft dieser Person und jeweils jede Tochtergesellschaft einer solchen Muttergesellschaft (und zum Zwecke dieser Definition: (i) “Muttergesellschaft” wird definiert als jede Gesellschaft, die eine Mehrheit der Stimmrechte an einer anderen Gesellschaft hält oder die Gesellschafterin einer anderen Gesellschaft ist und das Recht hat, die Mehrheit ihrer Verwaltungsorgane zu bestellen oder abzuberufen oder die Mehrheit der Stimmrechte an einer Gesellschaft im Rahmen eines Vertrages mit anderen Gesellschaftern kontrolliert, jeweils entweder direkt oder indirekt durch eine oder mehrere Gesellschaften; und (ii) “Tochtergesellschaft” bezeichnet jede Gesellschaft, im Verhältnis zu welcher eine andere Gesellschaft Muttergesellschaft ist);

•   “Clearing Nominee Ausnahmeregelung” wird definiert als die Eintragung und/oder Aufrechterhaltung der Eintragung von Clearing Nominees im Aktienregister mit Stimmrechten von 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals bezüglich der von diesen Clearing Nominees gehaltenen Beteiligungen im Falle, dass die Beteiligung durch die Clearing Nominees für eine wirtschaftlich berechtigte Person gehalten wird, die aufgrund der Ausnahmeregelung öffentliches Übernahmeangebot im Aktienregister mit Stimmrecht eingetragen werden könnte, wenn sie diese Aktien direkt halten würde;

“Ausnahmeregelung öffentliches Übernahmeangebot” wird definiert als die Eintragung einer Person mit Stimmrechten von 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals im Aktienregister im Falle, dass die Beteiligung einer solchen Person (einschliesslich Aktien, welche mit dieser Person verbundene Personen halten und Aktien, welche diese Person oder mit ihr verbundene Personen durch Clearing Nominees halten) als direkte Folge des Erwerbs von Aktien im Rahmen eines zustande gekommenen öffentlichen Übernahmeangebots 2/3 des ausstehenden und ausgegebenen Aktienkapitals der Gesellschaft übersteigt. In diesem Fall werden eine solche Person und die mit ihr verbundenen Personen, so lange als ihre gesamten Beteiligungen (einschliesslich Aktien, die durch Clearing Nominees gehalten werden) weiterhin den Schwellenwert von 2/3 übersteigen, für alle Aktien, welche diese Person und die mit ihr verbundenen Personen zum jeweiligen Zeitpunkt halten, mit ihren entsprechenden Stimmrechten im Aktienregister eingetragen (einschliesslich Aktien, die durch diese Person oder mit ihr verbundene Personen ausserhalb des öffentlichen Übernahmeangebots erworben wurden);”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” AMENDMENTS TO ARTICLES 8, 16 AND 33 OF OUR ARTICLES OF ASSOCIATION TO REVISE THE TRANSFER RESTRICTIONS AND THE VOTING LIMITATIONS AND TO ADD NEW DEFINITIONS.

OTHER MATTERS

Ownership of Shares by Directors, Director Nominees and Executive Officers

The following table sets forth, as of June 10, 2014, beneficial ownership of our Shares by each director or director nominee, by each named executive officer and by all directors and executive officers as a group. As of June 10, 2014, there were 100,064,647 Shares outstanding. No Shares reported are subject to pledge.

Name of Beneficial Owner	Shares Held (1)	Shares Subject to Options (2)	Share Units (3)	Total Shares Beneficially Held	Percent of Class (4)
Tarun Bafna	-	-	-	-	*
Samir Y. Brikho	-	-	-	-	*
Clayton C. Daley, Jr.	12,732	9,274	1,783	23,789	*
Umberto della Sala	1	-	-	1	*
Steven J. Demetriou	19,950	13,321	2,713	35,984	*
Edward G. Galante	15,047	2,438	1,783	19,268	*
John M. Malcolm	7,611	6,165	1,783	15,559	*
J. Kent Masters	202,347	-	-	202,347	*
Ian P. McHoul	-	-	-	-	*
Stephanie S. Newby	20,529	9,274	1,783	31,586	*
Henri Philippe Reichstul	7,826	5,432	1,783	15,041	*
Maureen B. Tart-Bezer	11,322	9,274	1,783	22,379	*
Franco Baseotto	37,980	19,203	-	57,183	*
Roberto Penno	16,146	15,798	-	31,944	*
Beth B. Sexton	15,386	30,941	-	46,327	*
All directors and executive officers as a group (17 persons)	418,076	157,616	13,411	589,103	*

(1)

The number of Shares indicated as being held by each person listed in this table (including each person comprising the group of all of our directors and executive officers) includes Shares that are individually or jointly owned, as well as Shares over which such person has either sole or shared investment or voting authority.

(2)	Represents Shares that may be acquired currently or within 60 days after June 10, 2014 through the exercise of stock options to purchase our Shares.

(3)

Includes restricted share units issued to directors and executive officers under the LTI Plan which may be acquired or converted into Shares currently or within 60 days after June 10, 2014 due to vesting rights. Share units do not have any voting or dividend rights.

(4)

The percentages for each person and the group are calculated based on (A)(i) the number of Shares held by such person or group, as the case may be, plus (ii) the number of Shares that may be acquired currently or within 60 days after June 10, 2014 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding Shares as of June 10, 2014, plus (ii) the number of Shares that may be acquired currently or within 60 days after June 10, 2014 by such person or group, as the case may be.

*	Less than 1%.

Other Beneficial Owners

Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through June 10, 2014 and other publicly available information, the following entities are known to our management to be beneficial owners of more than five percent of our outstanding Shares, as indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Registered Shares, par value CHF 3.00 per share	Platinum Investment Management Limited Level 8 7 Macquarie Place Sydney NSW 2000 Australia	10,032,177	(1)	10.0%

Registered Shares, par value CHF 3.00 per share	Abrams Bison Partners, L.P., Abrams Bison Investments, L.L.C. and Gavin Abrams 4800 Hampden Lane, Suite 1050 Bethesda, MD 20814	6,050,000	(2)	6.0%

Registered Shares, par value CHF 3.00 per share	Morgan Stanley, Morgan Stanley Capital Services LLC 1585 Broadway New York, NY 10036	5,258,515	(3)	5.3%

Registered Shares, par value CHF 3.00 per share	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,235,231	(4)	5.2%

(1)	Platinum Investment Management Limited (“Platinum”) reported on a Schedule 13G, filed with the SEC on February 13, 2014, that it held 10,032,177 registered Shares.

Platinum reported that 8,333,113 of the indicated Shares were subject to sole voting power and all of the indicated Shares were subject to sole dispositive power.

(2)

Abrams Bison Partners, L.P., Abrams Bison Investments, L.L.C. and Gavin Abrams reported on a Schedule 13G, filed with the SEC on April 18, 2013, that they held 6,050,000 registered Shares as of March 1, 2013. Each of the reporting persons had shared voting power and shared dispositive power for all of the indicated Shares.

(3)

Morgan Stanley and Morgan Stanley Capital Services LLC reported on a Schedule 13G, filed with the SEC on April 17, 2014, that they held 5,258,515 registered Shares as of April 8, 2014. Morgan Stanley reported that 5,248,488 of the indicated Shares were subject to sole voting power, 9,247 of the indicated Shares were subject to shared voting power and all of the indicated Shares were subject to shared dispositive power. Morgan Stanley Capital Services LLC indicated that 5,056,656 of the indicated Shares were subject to sole voting power and shared dispositive power.

(4)	The Vanguard Group - 23-1945930 (“The Vanguard Group”) reported on a Schedule 13G, filed with the SEC on February 11, 2014, that it held 5,235,231 registered Shares as of December 31, 2013.

The Vanguard Group reported that 50,900 of the indicated Shares were subject to sole voting power, 5,192,031 of the indicated Shares were subject to sole dispositive power and 43,200 of the indicated Shares were subject to shared dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding Shares to file reports of holdings and transactions in our Shares with the SEC. Based on our records and other information, including our review of Forms 3 and 4 filed with the SEC, we believe all filings required under Section 16(a) of the Exchange Act for our directors and executive officers with respect to our Shares were timely filed in 2013.

Related Party Transactions

Our Board of Directors has adopted a written policy and procedures under which our Audit Committee evaluates and considers for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand. Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. However, the following will not be considered related party transactions:

•	Executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants;
•

Compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved, or recommended to our Board of Directors for approval, by our Compensation and Executive Development Committee;

•	A transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids;
•	A transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and
•	Interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis.

Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.

To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third-party and the nature of any director’s or officer’s involvement in the transaction. Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. We have adopted procedures to implement the foregoing policies.

Since January 1, 2013, there have been no reportable transactions between us and any related person, including the AMEC Nominees, other than the pending Offer described under “Recent Developments With Our Company: Pending Exchange Offer and Our Acquisition by AMEC plc”.

Deadline for Shareholder Agenda Items and Director Nominations for the 2015 Annual General Meeting of Shareholders

Under Swiss law and our Articles of Association, any shareholder of record can request in writing for an item to be put on the agenda for a shareholders’ meeting, provided that we receive such requests by the date that is 45 calendar days in advance of the anniversary of the date that we filed our proxy statement for the previous year’s Annual General Meeting of Shareholders with the SEC. Your written request with respect to items for the 2015 Annual General Meeting of Shareholders must be received by February 15, 2015 and specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the Share register, as well as any other information as set forth in our Articles of Association and as would be required to be included in a proxy statement pursuant to the rules of the SEC. We will use our reasonable best efforts to include in our proxy statement all agenda items and nominations received by February 15, 2015; however any such requests received after December 2, 2014 may not be eligible for inclusion.

If you want an agenda item to be eligible for inclusion in our proxy statement and form of proxy for the 2015 Annual General Meeting of Shareholders in accordance with SEC Rule 14a-8, we must receive your proposed agenda item no later than December 2, 2014 (120 days prior to the first anniversary of the date the proxy statement for our Annual General Meeting of Shareholders on May 7, 2014 was distributed) and your proposed agenda item must comply with the requirements of Rule 14a-8.

To submit a nomination or an agenda item for our 2015 Annual General Meeting of Shareholders, or to obtain additional information as to the proper form of a nomination or an agenda item, contact the Secretary in writing at Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000.

Notwithstanding the foregoing, under Swiss law, at a general meeting shareholders registered with voting rights in the Share register may raise counterproposals related to any item on the agenda.

Other Matters

Our Board of Directors is not aware of any matters that are expected to come before the 2014 Extraordinary General Meeting other than those described in this proxy statement and the Notice of and Invitation to Attend the 2014 Extraordinary General Meeting of Shareholders. If other matters should properly come before the meeting, the independent proxy will vote the proxies in accordance with the instructions received. In the absence of instructions, the respective Shares will not be voted.

By Order of the Board of Directors

MICHELLE K. DAVIES

Corporate Secretary

June 12, 2014

FOSTER WHEELER AG PROXY 2014 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE

HELD JULY 10, 2014

If voting by mail and if you do not provide explicit instructions in Section A, your Shares will be voted with the recommendations of the Board of Directors. Please do not forget to sign on the reverse side of this card.

A Proposals – The Board of Directors recommends a vote “FOR” all Proposals.

Agenda Item and Proposal 1.	Election of three directors effective as of the Election Effective Date. Nominees:	FOR	AGAINST	ABSTAIN
Proposal 1.1.	Tarun Bafna	☐	☐	☐
Proposal 1.2.	Samir Y. Brikho	☐	☐	☐
Proposal 1.3.	Ian P. McHoul	☐	☐	☐

Agenda Item and Proposal 2.	Election of Ian P. McHoul as Chairman of the Board of Directors effective as of the Election Effective Date.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Agenda Item and Proposal 3.	Election of the Compensation and Executive Development Committee of the Board of Directors effective as of the Election Effective Date.

		FOR	AGAINST	ABSTAIN
Proposal 3.1.	Tarun Bafna	☐	☐	☐
Proposal 3.2.	Samir Y. Brikho	☐	☐	☐
Proposal 3.3.	Ian P. McHoul	☐	☐	☐

Agenda Item and Proposal 4.	Approval of amendments to our Articles of Association to revise the transfer restrictions and the voting limitations and to add new definitions.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

General instructions for the Independent Proxy in case of new or amended Proposals to Agenda Items that have been pre-announced and to new Agenda Items pursuant to article 700 para 3 of the Swiss Code of Obligations:

If new or amended Proposals, as well as new Agenda Items according to article 700 para 3 of the Swiss Code of Obligations, are put before the meeting, by marking the box to the right, I hereby instruct the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) to vote as follows:	In accordance with the position of the Board of Directors	Against new/amended Proposals or Agenda Items	Abstain
	☐	☐	☐

ADMISSION TICKET

If you choose to attend the Foster Wheeler AG Extraordinary General Meeting of Shareholders on July 10, 2014 at 2:00 p.m., Central European Time, at the offices of Foster Wheeler AG located at Lindenstrasse 10, 6340 Baar, Switzerland, in person, please mark the appropriate box on the proxy card, sign and date the proxy card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Extraordinary General Meeting. In addition, present this admission ticket, together with proof of identification, for admission to the meeting. If you have several admission tickets, please present all of them for validation at the meeting.

You must Separate This Admission Ticket Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

v PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE v

PROXY - FOSTER WHEELER AG

SOLICITED BY THE BOARD OF DIRECTORS TO BE VOTED BY THE INDEPENDENT PROXY

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 10, 2014, 2:00 P.M. CENTRAL EUROPEAN TIME, AT THE OFFICES OF

FOSTER WHEELER AG, LINDENSTRASSE 10, 6340 BAAR, SWITZERLAND

By signing this proxy card you instruct the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) (i) to vote FOR the recommendations of the Board of Directors with regard to Agenda Items 1 to 4 and (ii) to vote in accordance with the position of the Board of Directors in case of new or amended Proposals regarding announced as well as new Agenda Items (provided such new Agenda Items are permissible according to article 700 para 3 of the Swiss Code of Obligations).

If you wish to provide the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) with explicit instructions (i.e., (i) explicit instructions with regard to one or several of Agenda Items 1 to 4 as announced in this proxy card or (ii) general instructions with regard to new or amended Proposals to announced Agenda Items and with regard to new Agenda Items), please mark the respective box(es) on the reverse side of this proxy. By signing and returning the proxy card, the undersigned hereby appoints Sandro Tobler, attorney-at-law and notary public, Baarerstrasse 8, 6300 Zug, Switzerland (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) as Independent Proxy to represent all registered Shares of Foster Wheeler AG registered in the name of the undersigned at the Extraordinary General Meeting of Shareholders to be held at the above indicated place and time or any postponements thereof.

The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. This Proxy Card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the Extraordinary General Meeting or any agenda items thereof.

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign your name exactly as it appears above. Joint owners should each sign. When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such. In case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

Date (mm/dd/yyyy) – Please print date Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box below.

/ /

C Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Extraordinary General Meeting in Switzerland.	☐

If voting by mail and if you do not provide explicit instructions in Section A, your Shares will be voted with the recommendations of the Board of Directors. Please do not forget to sign this card.